UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

A. H. Belo Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 4, 2012

Dear Fellow Shareholder:

I invite you to attend our annual meeting of shareholders on May 17, 2012 in the lobby of the TXCN Building, 570 Young Street, Dallas, Texas. Included is a map for your use. We hope that you will be able to attend.

Materials being provided include the Notice of Annual Meeting setting forth the business expected to come before the meeting, the 2012 proxy statement, and A. H. Belo’s 2011 annual report. If you requested printed versions of the materials by mail, these materials also include a proxy/voting instruction card for the annual meeting. The proxy statement tells you more about the agenda and voting procedures for the meeting and provides information about A. H. Belo’s directors, including those nominated for election at this year’s meeting.

As permitted by the rules of the Securities and Exchange Commission, most of the Company’s shareholders were mailed a Notice of Internet Availability of Proxy Materials with instructions for electronically accessing these proxy materials and for voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how you may obtain printed copies of our proxy materials free of charge. We believe that this approach allows us to provide our shareholders with the information they need to vote their shares while reducing delivery costs and conserving natural resources.

For those A. H. Belo shareholders with access to the Internet, we encourage you to vote your shares online. Detailed instructions on how to vote over the Internet or by telephone are set forth in the proxy materials and in the Notice of Internet Availability of Proxy Materials. We encourage you to elect to receive future annual reports, proxy statements, and other materials over the Internet by following the instructions in the proxy statement. This electronic means of communication is quick and convenient and reduces the Company’s printing and mailing costs.

Whether or not you attend the meeting, it is important that your shares be represented at the annual meeting. I encourage you to vote your shares as soon as possible either by returning your proxy/voting instruction card or by voting using the Internet or telephone voting procedures outlined in the proxy materials or in the Notice of Internet Availability of Proxy Materials. If you are unable to attend the annual meeting in person, you may listen to the meeting by Webcast on our Web site (www.ahbelo.com/invest).

I hope to see you on May 17.

Sincerely,

Robert W. Decherd

Chairman of the Board

President and Chief Executive Officer

P. O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8285

www.ahbelo.com                  Deliveries: 508 Young Street                  Dallas, Texas 75202

P. O. Box 224866

Dallas, Texas 75222-4866

www.ahbelo.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 17, 2012

To A. H. Belo Shareholders:

Please join us for the 2012 annual meeting of shareholders of A. H. Belo Corporation (“A. H. Belo” or the “Company”). The meeting will be held in the lobby of the TXCN Building at 570 Young Street, Dallas, Texas, on Thursday, May 17, 2012, at 1:30 p.m., Dallas, Texas time. The annual meeting of shareholders will be simultaneously Webcast on A. H. Belo’s Web site (www.ahbelo.com/invest). Following the conclusion of the meeting, a replay of the Webcast will be archived on A. H. Belo’s Web site.

At the meeting, holders of A. H. Belo Series A common stock and A. H. Belo Series B common stock will act on the following matters:

1.	Election of the four directors named in the proxy statement;

2.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm; and

3.	Any other matters that may properly come before the meeting.

All record holders of shares of A. H. Belo Series A common stock and A. H. Belo Series B common stock at the close of business on March 22, 2012 are entitled to vote at the meeting or at any postponement or adjournment of the meeting.

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are furnishing our proxy materials to shareholders via the Internet. Shareholders will receive a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and for voting via the Internet. The electronic delivery of our proxy materials will expedite receipt of the materials by our shareholders, reduce any environmental impact, and lessen our printing and mailing costs.

The Notice of Internet Availability of Proxy Materials identifies the date, time and location of the annual meeting; the matters to be acted upon at the meeting and the Board of Directors’ recommendation with regard to each matter; a Web site where shareholders can access the proxy materials and vote their shares; and a toll-free telephone number, an e-mail address, and a Web site where shareholders can request a paper or e-mail copy of the proxy materials, including our proxy statement, annual report to shareholders, and form of proxy/voting instruction card, free of charge.

By Order of the Board of Directors

DANIEL J. BLIZZARD

Secretary

April 4, 2012

P. O. Box 224866

Dallas, Texas 75222-4866

www.ahbelo.com

PROXY STATEMENT

For the Annual Meeting of Shareholders

To Be Held On May 17, 2012

This proxy statement contains information related to the annual meeting of shareholders of A. H. Belo Corporation (“A. H. Belo” or the “Company”) to be held on Thursday, May 17, 2012, beginning at 1:30 p.m., Dallas, Texas time, in the lobby of the TXCN Building at 570 Young Street, Dallas, Texas, and any postponement or adjournment of the meeting.

A Notice of Internet Availability of Proxy Materials (the “Notice”) is being mailed or otherwise sent to shareholders of A. H. Belo on or about April 4, 2012. Paper copies of this proxy statement and related proxy/voting instruction card will be distributed to shareholders beginning on or about April 6, 2012.

Important Notice Regarding the Availability of Proxy Materials for the 2012 Annual Meeting to be Held on May 17, 2012. A. H. Belo’s 2012 proxy statement and the 2011 annual report, which includes consolidated financial statements for the year ended December 31, 2011, are available at http://bnymellon.mobular.net/bnymellon/ahc. These documents are also posted on our Web site at www.ahbelo.com.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will act on matters outlined in the accompanying notice, including the election of directors, the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm, and any other matters properly brought before the meeting. Management will report on A. H. Belo’s performance in 2011 and respond to questions and comments from shareholders.

Who can attend the annual meeting?

Shareholders and guests of A. H. Belo may attend the annual meeting.

Who may vote at the meeting?

Only shareholders who owned A. H. Belo shares at the close of business on March 22, 2012, the record date, or their duly appointed proxies, are entitled to vote at the meeting, or at any postponement or adjournment of the meeting. Our common stock is divided into two series: Series A common stock and Series B common stock. Holders of either series of common stock as of the close of business on the record date will be entitled to vote at the meeting. At the close of business on the record date, a total of 19,440,608 shares of Series A common stock and 2,401,921 shares of Series B common stock were outstanding and entitled to vote.

What are the voting rights of the holders of Series A common stock and Series B common stock?

Holders of A. H. Belo Series A and Series B common stock vote together as a single class on all matters to be acted upon at the annual meeting. Each outstanding share of Series A common stock will be entitled to one vote on each matter. Each outstanding share of Series B common stock will be entitled to 10 votes on each matter.

Why did I receive a one-page Notice of Internet Availability of Proxy Materials this year instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), the Company has elected to provide access to its proxy materials via the Internet and has sent a Notice to its shareholders. Shareholders can access the proxy materials on the Web site referred to in the Notice or request to receive free of charge a printed set of the proxy materials, including a proxy/voting instruction card. Instructions on how to access the proxy materials over the Internet or to request a printed copy are set out in the Notice. If you hold A. H. Belo shares in your A. H. Belo Savings Plan account or in your Belo Savings Plan account, the Notice also has instructions on how to provide your voting instructions via the Internet.

In addition, all shareholders may request to receive proxy materials electronically by e-mail on an ongoing basis by following the instructions in the paragraph captioned “How to Receive Future Proxy Statements and Annual Reports Online” in the “Annual Report and Additional Materials” section of this proxy statement. The Company encourages shareholders to take advantage of the availability of the proxy materials on the Internet in order to help reduce printing and mailing costs and environmental impacts.

What constitutes a quorum to conduct business at the meeting?

In order to carry on the business of the meeting, we must have a quorum present in person or by proxy. A majority of the voting power of the outstanding shares of common stock eligible to vote and at least one-third of the outstanding shares entitled to vote must be present at the meeting, in person or by proxy, in order to constitute a quorum.

Abstentions and broker non-votes are counted as present at the meeting for purposes of determining whether we have a quorum. A broker non-vote occurs when a broker or other nominee returns a proxy but does not vote on a particular proposal because the broker or nominee does not have authority to vote on that particular item and has not received voting instructions from the beneficial owner.

How do I cast my vote?

You may receive more than one Notice or proxy/voting instruction card depending on how you hold your shares. It is important that you follow the instructions on each card or Notice and vote the shares represented by each card or Notice separately.

Shareholders of record.    If you hold shares directly and are listed as a shareholder on A. H. Belo’s stock records, you may vote in person if you attend the meeting or you may vote by proxy, which gives the proxy holder the right to vote your shares on your behalf. You may vote by proxy online via the Internet, by telephone, or, if you request copies of the proxy materials, by completing and returning your proxy card in the envelope provided. Shares represented by proxy cards that are properly completed and submitted will be voted in accordance with the shareholder’s instructions.

Shares held in broker or other nominee name (“street name”).    If you hold shares in street name, you have the right to instruct your broker or other nominee on how to vote those shares on your behalf and you will receive a Notice or, if you request, a copy of the proxy materials, including a voting instruction form, from them. Alternatively, you may vote these shares in person at the meeting, by following the instructions below under “How do I vote in person.”

Shares held in your A. H. Belo Savings Plan account or in your Belo Savings Plan account.    These shares may be voted only by the plan trustee, but you may instruct the plan trustee on how to vote them. Information on how to provide voting instructions to the plan trustee via the Internet is set out in the Notice. The Notice also includes information on how to obtain paper copies of the proxy materials, including a voting instruction card, if you so desire. For more information, please refer to the question and answer “How do I vote my shares held in the A. H. Belo Savings Plan or in the Belo Savings Plan” below.

If you want to vote using the Internet or telephone, please follow the instructions on each proxy/voting instruction card or in the Notice, and have the proxy/voting instruction card or the Notice available when you call in or access the voting site. In order to be included in the final tabulation of proxies, completed proxy/voting instruction cards must be received, and votes cast using the Internet or telephone must be cast, by the date and time noted on the card or in the Notice.

How do I vote in person?

For shares held of record in your name, you may vote in person by completing a ballot at the annual meeting. If you plan to vote in person but hold shares through a broker or other nominee, you must provide a “legal proxy” from the broker or nominee evidencing your authority to vote shares the broker held for your account at the close of business on March 22, 2012. You must contact your brokerage firm directly in advance of the annual meeting to obtain a legal proxy. Voting instructions with respect to shares held in the A. H. Belo Savings Plan or the Belo Savings Plan must be submitted by May 15, 2012, and may not be provided at the meeting.

Blank ballots will be available at the registration table at the meeting. Completed ballots may be deposited at the registration table and a call for completed ballots will be made during the course of the meeting prior to the close of the polls.

Can I change my vote or revoke my proxy prior to the final voting?

Yes. For shares held of record in your name, you may revoke your proxy (including an Internet or telephone vote) by:

†	filing a written notice of revocation with the Secretary of A. H. Belo at any time prior to the annual meeting; or

†	delivering a duly executed written proxy bearing a later date by the voting deadline set forth on the proxy card; or

†	submitting a new proxy by Internet or telephone by the voting deadline set forth on the proxy card; or

†	voting by ballot at the meeting. Attendance at the meeting does not by itself revoke a previously granted proxy.

If your shares are held through a broker or nominee, contact that broker or nominee if you wish to change your voting instructions.

For information on how to revoke or modify previously given voting instructions with respect to shares held through one of the Savings Plans, please see “How do I vote my shares held in the A. H. Belo Savings Plan or in the Belo Savings Plan” below.

How do I vote my shares held in the A. H. Belo Savings Plan or in the Belo Savings Plan?

Fidelity Management Trust Company is the plan trustee for both the A. H. Belo Savings Plan and the separate Belo Savings Plan maintained by Belo Corp. (together, the “Savings Plans”). Only the plan trustee can vote the shares held by the Savings Plans. If you participate in either of these Savings Plans and had full shares of A. H. Belo common stock credited to your account as of the record date, you received a Notice in lieu of paper copies of our proxy materials. The Notice includes instructions on how to access the proxy materials over the Internet and how to request a printed set of the proxy materials, including a voting instruction card, if you desire to do so. The Notice also has information on how to provide your voting instructions to the plan trustee via the Internet or telephone. You will not be able to vote these shares in person at the annual meeting.

Because of the time required to tabulate voting instructions from participants in the Savings Plans before the annual meeting, the trustee must receive your voting instructions by May 15, 2012. If you sign, date, and return a paper voting instruction card but do not check any boxes on the card, the trustee will vote your shares FOR the nominees standing for election as directors named in this proxy statement and FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm. In addition, at its discretion, the trustee of the Savings Plans will be authorized to vote on any other matter that may properly come before the meeting or any adjournment or postponement of the meeting. If the trustee does not receive instructions from you (by Internet, telephone or voting instruction card) by May 15, 2012, the trustee will vote your shares in the same proportion as the shares in your particular Savings Plan for which voting instructions have been received from other plan participants. You may revoke or modify previously given voting instructions by May 15, 2012, by submitting a new voting instruction by Internet or telephone, filing with the trustee either a written notice of revocation or submitting a properly completed and signed voting instruction card by that date.

What happens if I do not give specific voting instructions?

If you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board or you sign and return a proxy card or voting instruction card without giving specific voting instructions, then the proxy holders or the trustee of the Savings Plans, as appropriate, will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement as follows: FOR the nominees standing for election as directors named in this proxy statement and FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm. In addition, the proxy holders or the trustee of the Savings Plans, as appropriate, may vote in their discretion on any other matter that may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

If you hold your shares through a broker, and you do not provide any voting instructions on the Internet or by telephone and do not return a voting instruction form, your broker may vote your shares at its discretion only on certain “routine matters.” If the organization that holds your shares does not receive any voting instructions from you, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote your shares with respect to “non-routine” matters. This is generally referred to as a “broker non-vote.”

Which proposals are considered “routine” or “non-routine”?

The Company believes that Proposal Two, the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm, is a “routine matter” on which brokers will be permitted to vote uninstructed shares. With respect to all other matters, however, your broker may not vote your shares for you without instructions and the aggregate number of unvoted shares is reported as the “broker non-vote.” The Company believes that the election of directors (Proposal One) is not a “routine matter” and a broker or other nominee will not be permitted to vote any uninstructed shares on Proposal One.

How are broker non-votes and abstentions treated?

For Proposal One (election of directors), abstentions and broker non-votes have no effect. For Proposal Two (ratification of the appointment of KPMG LLP), abstentions and broker non-votes have the effect of negative votes, meaning that abstentions and broker non-votes will be counted in the denominator, but not the numerator, in determining whether a matter has received sufficient votes to be approved.

What vote does the Board recommend?

The Board recommends a vote:

FOR all director nominees named in this proxy statement; and

FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote in their own discretion.

What number of votes is required to approve each proposal?

†    Election of directors (Proposal One) — The affirmative vote of a plurality of the voting power represented at the annual meeting and entitled to vote is required for the election of directors. This means that the nominees receiving the highest number of votes cast for the number of positions to be filled are elected. You do not have the right to cumulate votes in the election of directors. In other words, you cannot multiply the number of shares you own by the number of directorships being voted on and then cast the total for only one candidate or among several candidates as you see fit. Votes that are instructed to be withheld with respect to the election of one or more directors will not be voted for the director or directors indicated, although they will be counted for purposes of determining whether a quorum is present. Shares held in broker or street name cannot be voted on this proposal without your instruction.

Additionally, if an incumbent director does not receive the affirmative vote of at least a majority of the votes cast with respect to that director’s election at the annual meeting (which for this purpose includes votes cast “for” the director’s election and votes to withhold authority with respect to the director’s election), then that director is required to promptly tender his or her resignation and the Board will act on such resignation as provided in the Company’s Corporate Governance Guidelines, the applicable portion of which is attached to this proxy statement as Appendix A. All nominees standing for election at the 2012 annual meeting of shareholders are incumbent directors.

†    Ratification of appointment of independent registered public accounting firm (Proposal Two) — The affirmative vote of a majority of the voting power represented at the annual meeting and entitled to vote is required to ratify the appointment of KPMG LLP as the independent registered public accounting firm for the Company for 2012. With respect to shares held in broker or street name, your broker has discretion to vote any uninstructed shares on this matter.

†    Other matters — Unless otherwise required by law or the Company’s Certificate of Incorporation, the affirmative vote of a majority of the voting power represented at the annual meeting and entitled to vote is required for other matters that properly may come before the meeting.

Where can I find the voting results of the annual meeting?

The preliminary voting results will be announced at the annual meeting. The final voting results will be tallied by the inspector of election and published in the Company’s Current Report on Form 8-K, which the Company is required to file with the SEC within four business days following the annual meeting.

PROXY SOLICITATION

Your proxy is being solicited on behalf of A. H. Belo’s Board of Directors. In addition to use of the mails, the solicitation may also be made by use of facsimile, the Internet or other electronic means, or by telephone or personal contact by directors, officers, employees, and agents of A. H. Belo. A. H. Belo pays the costs of this proxy solicitation.

We have hired Morrow & Co., LLC to assist in soliciting proxies from beneficial owners of shares held in the names of brokers and other nominees, and have agreed to pay Morrow & Co., LLC a fee of $5,000 plus its related costs and expenses. We also supply brokers, nominees, and other custodians with proxy forms, proxy statements, and annual reports for the purpose of sending proxy materials to beneficial owners. We reimburse brokers, nominees, and other custodians for their reasonable expenses.

A. H. BELO CORPORATION STOCK OWNERSHIP

The following tables set forth information about the beneficial ownership of A. H. Belo common stock by our current directors, nominees for election as director, the executive officers named in the Summary Compensation Table (the “named executive officers” or “NEOs”), all current directors, director nominees and executive officers as a group, and by each person known to A. H. Belo to own more than 5% of the outstanding shares of A. H. Belo Series A or Series B common stock. At the close of business on March 22, 2012, there were 19,440,608 Series A shares, 2,401,921 Series B shares, and 21,842,529 combined Series A and Series B shares issued and outstanding.

Under SEC rules, the beneficial ownership of a person or group includes not only shares held directly or indirectly by the person or group but also shares the person or group has the right to acquire within 60 days of the record date pursuant to exercisable options and convertible securities. The information below, including the percentage calculations, is based on beneficial ownership of shares rather than direct ownership of issued and outstanding shares, except as described in footnote (1) to the table below.

Unless otherwise indicated, each person listed below has sole voting power and sole dispositive power with respect to the shares of common stock indicated in the table as beneficially owned by such person. Series A common stock has one vote per share and Series B common stock has 10 votes per share. Consequently, the voting power of Series B holders is greater than the number of shares beneficially owned. For example, the shares of A. H. Belo common stock beneficially owned by all directors and executive officers as a group, representing 15.5% of the outstanding shares of Series A and Series B common stock, have combined voting power of 59.1%.

A. H. Belo Corporation Stock Ownership of Current Directors and Executive Officers

Shares of Common Stock Beneficially Owned And Percentage of Outstanding Shares as of March 22, 2012 (1)(2)(3)(4)
					Combined		Combined
	Series A		Series B		Series A and Series B		Series A and Series B
Name	Number	Percent	Number	Percent	Number	Percent	Votes	Percent
Robert W. Decherd*+	274,724	1.4%	1,628,489	63.2%	1,903,213	8.6%	16,559,614	36.6%
James M. Moroney III+	107,796	**	632,219	25.1%	740,015	3.4%	6,429,986	14.4%
Alison K. Engel+	34,714	**	54,700	2.2%	89,414	**	581,714	1.3%
Daniel J. Blizzard+	21,382	**	36,120	1.5%	57,502	**	382,582	**
John C. McKeon+	58,854	**	48,181	2.0%	107,035	**	540,664	1.2%
John A. Beckert*♦	0	**	0	**	0	**	0	**
Louis E. Caldera*	2,625	**	8,480	**	11,105	**	87,425	**
Dealey D. Herndon*♦	128,838	**	350,306	14.3%	479,144	2.2%	3,631,898	8.3%
Ronald D. McCray*♦	0	**	0	**	0	**	0	**
Tyree B. (Ty) Miller*	13,332	**	0	**	13,332	**	13,332	**
John P. Puerner*	16,512	**	41,826	1.7%	58,338	**	434,772	**
Nicole G. Small*♦	0	**	0	**	0	**	0	**
All directors, director nominees and executive officers as a group (12 persons)	658,777	3.4%	2,800,321	96.6%	3,459,098	15.5%	28,661,987	59.1%

*	Director

♦	Nominee

+	Executive Officer

**	Less than one percent

(1) †	Series B shares are convertible at any time on a share-for-share basis into Series A shares but not vice versa. For purposes of determining the number of Series A shares beneficially owned by the persons listed, the person may be deemed to be the beneficial owner of the Series A shares into which the Series B shares owned are convertible. The numbers listed in the Series A column, however, do not reflect the Series A shares that may be deemed to be beneficially owned by the person listed because of this convertibility feature. If the Series A shares total included shares into which Series B shares held are convertible, the persons listed would be deemed to be the beneficial owners of the following percentages of the Series A shares: Robert Decherd, 9.0%; Jim Moroney, 3.7%; Dealey Herndon, 2.4%; and all current directors, director nominees and executive officers as a group, 15.5%. These percentages are calculated by taking the person’s number of combined Series A and Series B shares as reflected in the table above and dividing that number by the sum of (a) the Series A shares issued and outstanding, plus (b) the total of Series B shares owned by the person as reflected in the table above, plus (c) the person’s exercisable stock options plus shares issuable upon the vesting and payment of restricted stock unit (“RSU”) awards listed in footnote (2) to the table.

†	The family relationships among the directors and named executive officers are as follows: Robert Decherd and Dealey Herndon are brother and sister. Jim Moroney is their second cousin.

†	The following shares are included in the individual’s holdings because the individual has either sole or shared voting or dispositive power with respect to such shares.

Robert Decherd — 4,631 Series B shares owned by him and his wife as to which he shares voting and dispositive power.

Jim Moroney — 954 Series A shares held by Moroney Family Belo, LLC, a limited liability company of which Jim is the manager; 5,960 Series A shares held by a family charitable foundation for which Jim serves as trustee; 503,374 Series B shares held by Moroney Preservation Limited, a family limited partnership, for which Jim serves as manager; and 10,420 Series B shares held in a family trust as to which he has sole voting authority. He disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. Jim shares voting and dispositive power with respect to 96 Series B shares owned by him and his wife.

(2)	The number of shares shown in the table above includes (a) shares held in the A. H. Belo Savings Plan at March 22, 2012, (b) shares that could be purchased by exercise of options exercisable on March 22, 2012 or within 60 days thereafter under A. H. Belo’s stock plans and (c) shares that could be received upon the vesting and payment of RSU awards on March 22, 2012 or within 60 days thereafter, as follows:

	Shares Held in A. H. Belo Savings Plan		Exercisable Stock Options		Net Shares Issuable Upon Vesting & Payment of RSU Awards
Name	Series A	Series B	Series A	Series B	Series A	Series B
Robert W. Decherd	1,093	—	—	173,864	—	—
James M. Moroney III	981	—	—	112,700	—	—
Alison K. Engel	13	—	—	54,700	—	—
Daniel J. Blizzard	—	—	—	36,120	—	—
John C. McKeon	—	—	—	20,181	—	—
John A. Beckert	—	—	—	—	—	—
Louis E. Caldera	—	—	—	8,480	—	—
Dealey D. Herndon	—	—	—	50,306	13,332	—
Ronald D. McCray	—	—	—	—	—	—
Tyree B. (Ty) Miller	—	—	—	—	13,332	—
John P. Puerner	—	—	—	41,826	13,332	—
Nicole G. Small	—	—	—	—	—	—
All directors, director nominees and executive officers as a group (12 persons)	2,087	—	—	498,177	39,996	—

(3)	Pursuant to SEC rules, the percentages above are calculated by taking the number of shares indicated as beneficially owned by the listed person or group and dividing that number by the sum of (a) the number of issued and outstanding shares in each series or the combined series, as applicable, plus (b) the number of shares of each series or the combined series, as applicable, that the person or group may purchase through the exercise of stock options or may receive upon the vesting and payment of RSU awards as indicated in footnote (2) to the table.

(4)	Jim Moroney’s holdings include 1,551 Series A shares owned by him and which are subject to a pledge.

A. H. Belo Corporation Stock Ownership of Other Principal Shareholders (greater than 5%)

Shares of Common Stock Beneficially Owned And Percentage of Outstanding Shares as of December 31, 2011(1)
	Series A		Series B			Combined Series A and Series B		Combined Series A and Series B
Name and Address	Number	Percent	Number	Percent		Number	Percent	Votes	Percent
First Dallas Holdings, Inc;
Craig D. Hodges; First Dallas Securities, Inc.; Hodges Capital Management, Inc. Hodges Fund; and Hodges Pure Contrarian Fund(2)	1,295,050	6.75%	—	*	*	1,295,050	6.00%	1,295,050	3.00%
2905 Maple Avenue Dallas, TX 75201
BlackRock, Inc.(3)	1,281,263	6.68%	—	*	*	1,281,263	5.94%	1,281,263	2.97%
40 East 52nd Street New York, NY 10022
Wells Fargo & Company;
Wells Capital Management, Incorporated; Wells Faro Bank, N.A.; and Wells Fargo Funds Management, LLC(4)	1,250,394	6.52%	—	*	*	1,250,394	5.79%	1,250,394	2.90%
420 Montgomery Street San Francisco, CA 94104
Dimensional Fund Advisors LP(5)	1,208,302	6.30%	—	*	*	1,208,302	5.60%	1,208,302	2.80%
Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746
Credit Suisse AG (6)	1,207,119	6.29%	—	*	*	1,207,119	5.59%	1,207,119	2.80%
Uetlibergstrasse 231 P.O. Box 900 CH 8070 Zurich, Switzerland

**	Less than 1%

(1)	Pursuant to SEC rules, the percentages above are calculated by taking the number of shares indicated as beneficially owned by the listed person or group and dividing that number by the sum of (a) the number of issued and outstanding shares in each series or the combined series, as applicable, plus (b) the number of shares of each series or the combined series, as applicable, that the person or group may purchase through the exercise of stock options as indicated in the notes to the table.

(2)

Based upon information contained in its report on Form 13G for the year ended December 31, 2011, as filed with the SEC on February 13, 2012, First Dallas Holdings, Inc. and Craig D. Hodges share dispositive power with respect to 1,295,000 of these shares and share voting power with respect to 1,080,000 of these shares. The subsidiaries of First Dallas Holdings, Inc. have the following authority with respect to these shares: First

Dallas Securities, Inc. shares dispositive power over 66,350 shares; Hodges Capital Management, Inc. shares voting power over 1,080,000 of these shares and shares dispositive power with respect to 1,228,700 of these shares; Hodges Fund shares voting power and dispositive power with respect to 1,020,000 of these shares; and Hodges Pure Contrarian Fund shares voting power and dispositive power with respect to 60,000 of these shares. Hodges Capital Management is the investment adviser to the Hodges Fund and the Hodges Pure Contrarian Fund. Both Hodges Capital Management and First Dallas Securities, Inc. are owned by First Dallas Holdings, Inc. Craig D. Hodges is the controlling shareholder of First Dallas Holdings, Inc.

(3)	Based upon information contained in Amendment No. 1 to its report on Form 13G for the year ended December 31, 2011, as filed with the SEC on February 13, 2012, BlackRock, Inc. through its subsidiaries, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Advisors, LLC, and BlackRock Investment Management, LLC, has sole dispositive and voting power with respect to all of these shares.

(4)	Based upon information contained in Amendment No. 5 to its report on Form 13G for the year ended December 31, 2011, as filed with the SEC on January 24, 2012, Wells Fargo & Company and Wells Capital Management Incorporated each have sole dispositive power with respect to a total of 1,234,047 of these shares. Wells Fargo & Company has sole voting power with respect to 1,090,243 of these shares. Wells Fargo Capital Management Incorporated has sole voting power with respect to 64,936 of these shares.

(5)	Based upon information contained in Amendment No. 1 to its report on Form 13G for the year ended December 31, 2011, as filed with the SEC on February 14, 2012, Dimensional Fund Advisors LP has sole dispositive power with respect to 1,208,302 of these shares and has sole voting power with respect to 1,169,402 of these shares. Dimensional Fund Advisors LP is deemed to beneficially own these shares due to the role it and its subsidiaries have as an adviser or sub-adviser to certain investment companies, trusts and accounts. Dimensional Fund Advisors LP disclaims beneficial ownership of these shares.

(6)	Based upon information contained in its report on Form 13G for the year ended December 31, 2011, as filed with the SEC on February 8, 2012, Credit Suisse AG shares dispositive power and voting power with respect to all of these shares.

Equity Compensation Plan Information

The following table provides information regarding Series A and Series B common stock authorized for issuance under A. H. Belo’s equity compensation plans as of December 31, 2011. The amounts set out in the table do not include any adjustment for risk of forfeiture:

	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2)		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))(3)
Plan Category	Series A	Series B	Series A	Series B	Series A or Series B

Equity Compensation Plans Approved by Shareholders(4)	601,338	1,696,690	—	$16.99	4,172,822
Equity Compensation Plans Not Approved by Shareholders	—	—	—	—	—
Total	601,338	1,696,690	—	$16.99	4,172,822

(1)	Shares of Series A common stock are potentially issuable under outstanding RSU grants and shares of Series B common stock are reserved for issuance under outstanding option grants.

(2)	RSUs are valued as of the date of vesting and have no exercise price. Consequently, they are not included in the calculation of weighted average exercise price.

(3)	A. H. Belo’s equity compensation plans allow the Compensation Committee to designate at the time of grant that awards will be settled in either Series A or Series B common stock.

(4)	All of A. H. Belo’s equity compensation plans under which Series A or Series B common stock is authorized for issuance were approved by its shareholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Federal securities laws require that A. H. Belo’s executive officers and directors, and persons who own more than ten percent of a registered class of A. H. Belo common stock, file reports with the SEC within specified time periods disclosing their beneficial ownership of A. H. Belo common stock and any subsequent changes in beneficial ownership of A. H. Belo common stock. These reporting persons are also required to furnish us with copies of these reports. Based on information provided to us by these reporting persons or otherwise, we believe that all filings required to be made by the reporting persons during 2011 were timely filed.

PROPOSAL ONE: ELECTION OF DIRECTORS

A. H. Belo’s bylaws provide that the Board of Directors comprises five to ten directors, divided into three classes, approximately equal in number, with staggered terms of three years so that the term of one class expires at each annual meeting. The bylaws further provide that a director will retire on the date of the annual meeting of shareholders next following his or her 68th birthday.

Selection, Qualifications and Experience of Directors

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying director candidates and making recommendations to the Board. The Board is ultimately responsible for nominating candidates for election to the Board. The Committee employs a variety of methods for identifying and evaluating director nominees. Candidates may come to the Committee’s attention through current Board members, shareholders, or other persons. In evaluating director candidates, the Committee considers a variety of criteria, including an individual’s character and integrity; business, professional and personal background; skills; current employment; community service; and ability to commit sufficient time and attention to activities of the Board. The Committee also may take into account any specific financial, technical, or other expertise and the extent to which such expertise would complement the Board’s existing mix of skills and qualifications. The Committee considers these criteria in the context of the perceived needs of the Board as a whole. (For more information regarding the Nominating and Corporate Governance Committee and the nominee selection and evaluation process, please see “Corporate Governance — Committees of the Board — Nominating and Corporate Governance Committee.”)

Based on a review of the background and experiences of the directors, we believe that each of our directors, including those proposed for election to the Board at the 2012 annual meeting, possesses the professional and personal qualifications necessary for service on the A. H. Belo Board of Directors. In the individual biographies below, we have highlighted particularly noteworthy attributes of each Board member that led to the Board’s conclusion that the person should serve as an A. H. Belo director in light of the Company’s business and structure. In addition, we note that several of our directors based on their length of service to the Company, including prior to the 2008 spin-off of the Company by Belo Corp., have significant exposure to both our business and the communities in which we operate.

Nominees for A. H. Belo Directors

The following candidates are nominated by the Board and each is an incumbent director. Nicole Small is standing for election as a Class II director and will be eligible to serve a one-year term until the 2013 annual meeting. The other nominees are standing for election as Class I directors and will be eligible to serve a three-year term until the 2015 annual meeting. The independence of each incumbent director is addressed under “Corporate Governance — Director Independence.”

Each independent director serves on each of the three standing committees of the Board (Audit, Compensation, and Nominating and Corporate Governance). Robert Decherd and Dealey Herndon do not serve on any standing committee of the Board.

Class I Directors (Current terms expire at A. H. Belo’s 2012 annual meeting)

John A. Beckert	Director since September 2011
Age 59

John Beckert has been an Operating Partner for Highlander Partners, L.P., a private equity firm, since March 2012. He served as a Special Advisor to Highlander Partners from October 2010 to March 2012. John served ClubCorp, a golf course and resort management company, as chief executive officer from June 2004 through December 2006 and chief operating officer from August 2002 through June 2004. John continues to serve as a senior advisor of ClubCorp. John is chairman of the board of the Composites Group, a company that develops and manufactures thermoset plastic compounds and custom molded components, where he has been a director since December 2010. Additionally, he is an investor in and a member of the board of directors of Meisel, a digital graphic arts provider, and a board member of Quaker Steak and Lube, a Sharon, Pennsylvania restaurant company. From May 2000 until July 2002, John was a partner in Seneca Advisors L.L.P., a Dallas-based consulting and private investment firm, and from 1985 to April 2000, he served as chief operating officer of Dallas-based Bristol Hotels & Resorts, then the largest independent hotel operating company in North America.

As a result of these experiences and others, John possesses extensive business and leadership experience in large organizations, and knowledge and background in accounting, finance and tax. As a result of such experiences, together with his private equity experience, the Board’s collective qualifications, skills and experiences are strengthened.

Dealey D. Herndon	Director since December 2007
Age 65

Dealey Herndon is a project management expert with a specialty in project and construction management of large historic preservation projects. She is currently employed by the State Preservation Board of the State of Texas as project manager for the Governor’s Mansion Restoration following a major fire in 2008. From 1995 until the business was sold in 2006, she was president and majority owner of Herndon, Stauch & Associates, an Austin-based firm that managed commercial, public, and non-profit construction projects. From 1991 to 1995, she was executive director of the State Preservation Board of the State of Texas and managed the comprehensive Texas Capitol Preservation and Extension Project through its completion. In addition to leadership roles with a number of non-profit organizations. Dealey has served as a director of Belo Corp. since 1986 and is a trustee emeritus of the National Trust for Historic Preservation.

In addition to her knowledge of the Company, its business and the media industry gained through her service to the Belo Corp. board, Dealey’s leadership and project management skills in overseeing major construction and restoration projects, insight and experience gained through the development and management of her own business, and her significant experience serving as a director of public and private companies and non-profit organizations (including audit committee service), strengthen the Board’s collective qualifications, skills, and experience.

Ronald D. McCray	Director since September 2010
Age 54	Compensation Committee Chairman

Ron McCray is a private investor and corporate director. He served as vice president and chief administrative officer of Nike, Inc. from August 2007 until May 2009. He served as senior vice president — law and government affairs of Kimberly-Clark Corporation from August 2003 until August 2007 and as its chief compliance officer from November 2004 until August 2007. Ron joined Kimberly-Clark in 1987 and held other senior positions prior to 2003 and also served as a member of the management executive committee. Before joining Kimberly-Clark, Ron was an attorney at the law firms of Weil, Gotshal & Manges in New York and Jones Day in Dallas. He is a limited partner of Boston Championship Basketball, LLC and is a former director of Knight-Ridder, Inc. and Kimberly-Clark de Mexico, S.A. de C.V. Ron is a director of ROI Acquisition, a special purpose acquisition company sponsored by Clinton Group and underwritten by Deutsche Bank to facilitate acquisition of businesses in the restaurant industry. Ron is also a member of the governing boards of Cornell University and Harvard Law School, a member of the executive board of the SMU Dedman School of Law, and was nominated by President Obama in May 2011 to be a member of the Federal Retirement Thrift Investment Board and confirmed by the Senate in November 2011.

Ron has significant experience and knowledge in the leadership of large organizations, accounting, finance, corporate governance, risk management, operations and marketing, as well as public company board experience. These skills, together with his legal training and experience, serve to strengthen the Board’s collective qualifications, skills and experiences.

Class II Director (Current term expires at A. H. Belo’s 2012 annual meeting)

Nicole G. Small
Age 38	Director since September 2011

Since April 2002, Nicole Ginsburg Small has served as chief executive officer of the Dallas Museum of Nature and Science, having served as a member of the Museum’s expansion team from 2001 until April 2002. From 2000 until 2001, Nicole was a strategy and financial consultant and served as Entrepreneur in Residence of Idealab!, a business incubator based in Pasadena, California. From 1998-2000, she was co-founder and director of business development and strategy of Webwisher.com, an online gift registry that was subsequently acquired by WeddingChannel.com. Prior to 1998, Nicole was an associate in the investment banking division of Goldman, Sachs & Co. and was a business analyst with McKinsey and Company, Inc.. She serves on the board of the Hockaday School of Dallas and is active in various other business and community organizations.

Nicole possesses extensive community, business development and entrepreneurial experience. This experience together with her knowledge and background in management, finance and marketing (including a masters in management), will serve to strengthen the Board’s collective qualifications, skills and experience.

Vote Required for Approval

The affirmative vote of a plurality of the voting power represented at the annual meeting and entitled to vote is required for the election of directors. This means that the nominees receiving the highest number of votes cast for the number of positions to be filled are elected. For additional information, please see “What number of votes is required to approve each proposal.”

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR Proposal One, for the election of each of the nominees named in this proxy statement.

Directors Continuing in Office

Information regarding our directors continuing in office is provided below.

Class II Directors (Terms expire at A. H. Belo’s 2013 annual meeting)

Louis E. Caldera
Age 55	Director since March 2011

Louis Caldera is a private investor. He served as vice president of Programs of the Jack Kent Cooke Foundation from July 2010 until March 2012. Louis was a senior fellow at the Center for American Progress from June 2009 to June 2010, and served as Director of the White House Military Office in the Obama Administration from January 2009 to May 2009. Louis served as a tenured member of the University of New Mexico Law School faculty from August 2003 to December 2010 and was president of the University of New Mexico from August 2003 to February 2006. Previously, Louis was vice chancellor for university advancement at The California State University and Secretary of the Army in the Clinton Administration.

Louis is a former director of A. H. Belo Corporation (December 2007 to January 2009), Belo Corp. (July 2001 to February 2008), IndyMac Bancorp, Inc. (May 2002 to August 2008), and Southwest Airlines Co. (March 2003 to January 2009).

Louis has significant experience and knowledge in the leadership of large organizations, accounting and finance, as well as governmental policy and public company board experience (including audit committee chairmanship experience). These skills, together with his legal training and experience, will serve to strengthen the Board’s collective qualifications, skills and experiences.

John P. Puerner
Age 60	Director since May 2008
Nominating and Corporate Governance Committee Chairman
Lead Director

John Puerner is a private investor whose professional career was spent primarily with Tribune Company. He served as publisher, president and chief executive officer of the Los Angeles Times from April 2000 to May 2005, when he retired from Tribune. Before that, John was publisher, president and chief executive officer of the Orlando Sentinel and vice president and director of marketing and development for the Chicago Tribune. He held a number of corporate staff positions in finance and strategic planning starting in 1979 when he joined Tribune.

John’s extensive experience in journalism and specifically, the newspaper industry, combined with his business leadership roles while at Tribune Company, and his finance background (including a masters of business administration, and roles in financial planning and analysis) all add to the Board’s collective qualifications, skills and experiences.

Class III Directors (Terms expire at A. H. Belo’s 2014 annual meeting)

Robert W. Decherd	Director since October 2007
Age 60

Robert Decherd has served as A. H. Belo’s chairman, president, and Chief Executive Officer since December 2007 and has served as non-executive chairman of Belo Corp. since February 2008. During his 35-year career with Belo Corp., he held several executive positions, including: chairman and chief executive officer from January 1987 through January 2008; president from January 1985 through December 1986 and again from January 1994 through February 2007; and chief operating officer from January 1984 through December 1986. Robert has been a member of the board of directors of Kimberly-Clark Corporation since 1996, and served as that company’s Lead Director from 2004-2008. He serves on the Advisory Council for Harvard University’s Center for Ethics and the Board of Visitors of the Columbia University Graduate School of Journalism. From 2002 to March 2006, he served as a member of the FCC’s Media Security and Reliability Council, which was part of former President Bush’s Homeland Security initiative.

As a result of these and other professional experiences, Robert possesses extensive knowledge and experience in the media industry, as well as with related regulatory agencies and industry organizations. Robert also has significant public company board experience (including lead director and audit committee chairmanship experience), all of which serve to strengthen the Board’s collective qualifications, skills, and experience.

Tyree B. (Ty) Miller	Director since May 2009
Age 58	Audit Committee Chairman

Ty Miller serves as President of A. G. Hill Partners, LLC, a Dallas-based investment firm. Ty also serves as a director of COMM Ventures, Inc. and SWS Group, Inc. (NYSE), where he is a member of the audit committee. From October 2005 until February 2008, Ty was a venture partner with Austin Ventures, a venture capital firm. He served as president and chief executive officer of Bank One Global Treasury Services, a unit of Banc One Corporation, from 2000 until the business merged with JPMorgan Chase in July 2004. During his 28-year career with Bank One, Ty held several executive positions, including chairman and chief executive officer of Bank One, Texas NA from 1998 to 2000. He currently serves on the executive board of Cox School of Business at Southern Methodist University. Ty served as a director and chairman of Paymetric, Inc. from September 2004 to February 2009 and as a director of Corillian Corp. from April 2005 to May 2007 and VISA USA from 2001 through 2003. He was on the executive committee of The Clearing House Payment Company, New York, from 2001-2004.

Ty possesses extensive experience in financial services, private equity and money management. That experience, combined with his business leadership roles, accounting and finance background (including a masters of business administration), and public and private company board experience (including audit committee and compensation committee experience) combine to strengthen the Board’s collective qualifications, skills, and experience.

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP served as A. H. Belo’s independent auditors for the year ended December 31, 2011. The Audit Committee has appointed KPMG LLP to serve in such capacity for 2012, and as a matter of good corporate governance has determined to submit the appointment of KPMG LLP for ratification by the shareholders. If the shareholders do not ratify the appointment of KPMG LLP, the Audit Committee will consider the appointment of other independent registered public accounting firms.

Representatives of KPMG LLP will be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions presented at the annual meeting.

The table below sets forth the KPMG LLP fees related to the audits of our financial statements for the years ended December 31, 2011 and December 31, 2010 and the reviews of our financial statements for the quarterly periods within those years, and all other fees KPMG LLP has billed us for services rendered during the years ended December 31, 2011 and December 31, 2010:

	2011	2010

Audit Fees (consists of the audit of the annual consolidated financial statements, reviews of the quarterly consolidated financial statements, procedures to attest to the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and assistance with SEC filings)	$563,000	$540,000
Audit-Related Fees (consists of audits of employee benefit plans)	$70,000	$70,000
Tax Fees (consists of assistance with the preparation of federal and state tax returns for 2011 and 2010, and consultations related to the tax implications of certain transactions and consulting on various matters in 2011 and 2010)	$—	$458,555
All Other Fees(1)	$—	$25,000

(1)	All Other Fees for 2010 consist of $25,000 paid to Ernst & Young LLP, the Company’s prior auditors, related to updating their opinion on the Company’s consolidated financial statements for the year ended December 31, 2008.

The Audit Committee has adopted a policy and procedures that set forth the manner in which the Audit Committee will review and approve all services to be provided by KPMG LLP before the firm is retained to provide such services. The policy requires Audit Committee pre-approval of the terms and fees of the annual audit services engagement, as well as any changes in terms and fees resulting from changes in audit scope or other items. The Audit Committee also pre-approves, on an annual basis, other audit services, and audit-related and tax services set forth in the policy, subject to estimated fee levels pre-approved annually by the Committee. Any other services to be provided by the independent auditors must be separately pre-approved by the Audit Committee. In addition, if the fees for any pre-approved services are expected to exceed by 5% or more the estimated fee levels previously approved by the Audit Committee, the services must be separately pre-approved by the Committee. As a general guideline, annual fees paid to the independent auditors for services other than audit, audit-related, and tax services should not exceed one-half the dollar amount of fees to be paid for these three categories of services collectively. The Audit Committee has delegated to the Committee chairman and other Committee members the authority to pre-approve services up to certain limits. Services pre-approved pursuant to delegated authority must be reported to the full Committee at its next scheduled meeting. The Company’s Chief Financial Officer reports periodically to the Audit Committee on the status of pre-approved services, including projected fees. All of the services and fees reflected in the above table were approved by the Audit Committee in accordance with our pre-approval policy.

Vote Required for Approval

The affirmative vote of a majority of the voting power represented at the annual meeting and entitled to vote on this proposal is required for approval.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR Proposal Two, for the ratification of the appointment of KPMG LLP as A. H. Belo’s independent registered public accounting firm.

CORPORATE GOVERNANCE

Introduction

Our Board periodically reviews and evaluates A. H. Belo’s corporate governance policies and practices in light of the Sarbanes-Oxley Act of 2002 and subsequent legislation, SEC regulations, corporate governance listing standards adopted by the New York Stock Exchange (“NYSE”), and evolving best practices. The Board has formalized its corporate governance guidelines, approved a code of business conduct and ethics applicable to A. H. Belo’s directors, management and other A. H. Belo employees, and adopted a charter for each Board committee. The Nominating and Corporate Governance Committee reviews A. H. Belo’s corporate governance guidelines and Board committee charters annually and recommends changes to the Board as appropriate. Our corporate governance documents are posted on our Web site at www.ahbelo.com under “About A. H. Belo — Corporate Governance,” and are available in print, without charge, upon written or oral request to A. H. Belo Corporation, Attention: Secretary, P. O. Box 224866, Dallas, Texas 75222-4866, (214) 977-8200.

Director Independence

To assist it in making determinations of a director’s independence, the Board has adopted independence standards, which are set forth in A. H. Belo’s corporate governance guidelines, the applicable portion of which is attached to this proxy statement as Appendix B. These standards incorporate the director independence criteria included in the NYSE listing standards, as well as additional, more stringent criteria established by the Board. The Board determined that the following directors are independent under these standards: John Beckert, Louis Caldera, Ron McCray, Ty Miller, John Puerner and Nicole Small. Each of the Audit, Compensation, and Nominating and Corporate Governance Committees is composed entirely of independent directors. In accordance with SEC requirements, NYSE listing standards and the independence standards set forth in A. H. Belo’s corporate governance guidelines, all members of the Audit Committee meet additional independence standards applicable to audit committee members.

Meetings of the Board

The Board held eight meetings in 2011. Each incumbent director attended at least 75% of the aggregate of (1) the total number of meetings held by the Board and (2) the total number of meetings held by all committees on which he or she served. Directors are expected to attend annual meetings of shareholders and all incumbent directors then serving attended the 2011 annual meeting.

Committees of the Board

Each of the Board’s standing committees consists of independent directors John Beckert, Louis Caldera, Ron McCray, Ty Miller, John Puerner and Nicole Small. The A. H. Belo Board has the following committees:

Audit Committee.    Ty Miller chairs the Audit Committee. The Audit Committee is responsible for the appointment, compensation and oversight of the independent auditors. The Audit Committee also represents the Board in overseeing A. H. Belo’s financial reporting processes, and, as part of this responsibility, consults with our independent auditors and with personnel from A. H. Belo’s internal audit and financial staffs with respect to corporate accounting, reporting, and internal control practices. The Audit Committee met six times during 2011.

The Board has determined that at least one member of the Audit Committee meets the NYSE standard of having accounting or related financial management expertise. The Board has also determined that at least one member of the Audit Committee, Ty Miller, meets the SEC criteria of an “audit committee financial expert.”

Compensation Committee.    Ron McCray chairs the Compensation Committee. The Compensation Committee evaluates the performance of the Chief Executive Officer and sets his compensation level based on this evaluation. The Compensation Committee also approves the compensation of the other executive officers and recommends compensation for non-management directors, and administers, among other plans, the Company’s 2008 Incentive Compensation Plan, the A. H. Belo Savings Plan, the A. H. Belo Change in

Control Severance Plan, the A. H. Belo Pension Plan I, the A. H. Belo Pension Plan II, the A. H. Belo Pension Transition Supplement Plan, and the A. H. Belo Pension Transition Supplement Restoration Plan. It also shares responsibility for senior executive succession planning with the Nominating and Corporate Governance Committee. The Compensation Committee met four times during 2011.

To assist the Committee and management in assessing and determining appropriate, competitive compensation for our executive officers and directors, the Committee annually engages an outside compensation consultant. Beginning in February 2008, the Compensation Committee has annually engaged Mercer Human Resource Consulting (“Mercer”), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“Marsh”), as its compensation consultant. The scope of Mercer’s engagement is to assist the Committee with its responsibilities related to the Company’s executive and Board-level compensation programs. For additional information regarding the operation of the Compensation Committee, including the role of consultants and management in the process of determining the amount and form of executive compensation, see the Company’s CD&A below.

Mercer’s fees for executive compensation consulting to the Committee in 2011 were $52,894. These fees and the engagement of Mercer for executive compensation consulting services were approved by the Committee. The Company has also retained Mercer and/or its Marsh affiliates to provide other services unrelated to executive compensation. These services include actuarial services, consulting, and data management for the Company’s retirement plans, and health and welfare plans, as well as services related to the Company’s property, casualty, and general liability risk analysis and insurance programs. The aggregate expense for these other services in 2011 was $872,500, exclusive of insurance premiums. The decision to engage Mercer or its Marsh affiliates for these other services unrelated to executive compensation consulting was made by Company management, and these services and related fees were not separately approved by the Compensation Committee or the Board.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee is chaired by John Puerner, who also serves as the Board’s Lead Director. The responsibilities of the Nominating and Corporate Governance Committee include the identification and recommendation of director candidates and the review of qualifications of directors for continued service on the Board. The Nominating and Corporate Governance Committee also has responsibility for shaping A. H. Belo’s corporate governance practices, including the development and periodic review of the corporate governance guidelines and the Board committee charters and shares responsibility for senior executive succession planning. The Nominating and Corporate Governance Committee met four times in 2011.

In evaluating director nominees, the Nominating and Corporate Governance Committee considers a variety of criteria, including an individual’s character and integrity; business, professional, and personal background; skills; current employment; community service; and ability to commit sufficient time and attention to the activities of the Board. It may also take into account any specific financial, technical or other expertise and the extent to which such expertise would complement the Board’s existing mix of skills and qualifications. The Committee considers these criteria in the context of the perceived needs of the Board as a whole and seeks to achieve a diversity of backgrounds and perspectives on the Board. The Board does not have a formal diversity policy, but does endeavor to have members with a broad mix of professional and personal backgrounds. The Committee assesses the effectiveness of its criteria and its efforts at achieving a diversity of backgrounds and perspectives on the Board when evaluating and recommending new director candidates.

The Nominating and Corporate Governance Committee employs a variety of methods for identifying and evaluating director nominees. The Committee reviews the size and composition of the Board as part of the annual Board evaluation process and makes recommendations to the Board as appropriate. If vacancies on the Board are anticipated, or otherwise arise, the Nominating and Governance Committee considers various potential candidates for director. Candidates may come to the Committee’s attention through current Board members, shareholders or other persons.

The policy of the Nominating and Corporate Governance Committee, as set forth in A. H. Belo’s corporate governance guidelines, is to consider a shareholder’s recommendation for nominee(s) when the shareholder supplies the information required for director nominations under the advance notice provisions set forth in Article II of A. H. Belo’s bylaws within the time periods set forth in such Article of the bylaws. Shareholders desiring to submit a nomination for director should consult A. H. Belo’s bylaws, which are available upon request. The Committee evaluates shareholder-recommended nominees based on the same criteria it uses to evaluate nominees from other sources.

After the Nominating and Corporate Governance Committee identifies a potential candidate, there is generally a mutual exploration process, during which A. H. Belo seeks to learn more about a candidate’s qualifications, background, and level of interest in A. H. Belo, and the candidate has the opportunity to learn more about A. H. Belo. A candidate may meet with members of the Nominating and Corporate Governance Committee, other directors, and senior management. Based on information gathered during the course of this process, the Nominating and Corporate Governance Committee makes its recommendation to the Board. If the Board approves the recommendation, the candidate is nominated for election by A. H. Belo’s shareholders. The Board may also elect a director between annual meetings of shareholders. In those instances, the new director is nominated for re-election by A. H. Belo’s shareholders at the first annual meeting after his or her election to the Board.

The Board convenes executive sessions of non-management directors without Company management present at each regularly-scheduled meeting. The Lead Director presides at the executive sessions of the non-management directors. In addition, the independent directors meet in executive session at least annually, without Robert Decherd or Dealey Herndon present. Board committee chairs preside at executive sessions of their respective committees.

Board Leadership Structure

Currently, Robert Decherd serves as Chairman of the Board and Chief Executive Officer (“CEO”). The Board believes that the Company and its shareholders are best served by a leadership structure in which Robert serves as chairman and CEO and the Board has an independent Lead Director. Combining the roles of chairman and CEO makes clear that the person serving in these roles has primary responsibility for managing the Company’s business, under the oversight and review of the Board. Under this structure, the chairman and CEO chairs Board meetings, where the Board discusses strategic and business issues. The Board believes that this approach makes sense because the CEO is the individual with primary responsibility for implementing the Company’s strategy and managing its day-to-day operations. This structure also enables the CEO to act as a bridge between management and the Board, helping both to act with a common purpose.

At the same time, the Board believes that strong, independent Board leadership is a critical aspect of effective corporate governance. Accordingly, to provide independent leadership, the Board has established the position of Lead Director. The Lead Director is an independent director elected annually by the independent directors. John Puerner currently serves as the Lead Director. The Lead Director’s responsibilities and authority include:

•	presiding at meetings of the Board at which the Chairman and CEO is not present, including executive sessions of the independent directors;

•	having the authority to call executive sessions of the independent directors;

•	serving as a liaison between the Chairman and CEO and the independent directors;

•	advising on the flow of information sent to the Board, and reviewing the agenda, materials and schedule for Board meetings; and

•	being available for consultation and communication with major shareholders, as appropriate.

The Board believes that a combined chairman/CEO, together with a Lead Director, is the most appropriate leadership structure for the Board at this time. The Board also believes that it is in the best interests of the Company for the Board to make a determination about whether to separate or combine the roles of chairman and CEO based upon the Company’s circumstances at a particular time. The Company’s bylaws permit the roles of chairman and CEO to be filled by the same or different individuals, thereby providing the Board flexibility to determine whether the roles should be combined or separated based upon the Company’s needs from time to time.

Board Risk Oversight

At least annually, Company management provides the Audit Committee with a report regarding its enterprise risk assessment. The report identifies areas of enterprise risk, and aligns managerial and Board-level oversight, including at the Board committee level, and responsibility with the type of risk. In order to prepare the report, the Company’s Internal Audit department interviews A. H. Belo business leaders at the corporate and operating unit level about the risk factors identified by the Company in its SEC filings, as well as other potential risks, to confirm Internal Audit’s baseline risk assessment. The risk assessment results are reviewed with management to determine if any future adjustments to the audit plan are needed.

The Audit Committee discusses the report’s findings with management. The Audit Committee oversees management’s risk assessment, including reviewing the Company’s risk profile and evaluating management’s approach to addressing identified risks. As specified in the Audit Committee charter, one of the specific duties and responsibilities of the Audit Committee is to review and discuss the Company’s policies with respect to risk assessment and risk management. While the Audit Committee has primary oversight responsibility for the risk assessment and management process, other committees of the Board also have responsibility for oversight of risk management. For example, our Human Resources department and Compensation Committee consider the risks associated with our compensation policies and practices. The Nominating and Corporate Governance Committee oversees risk associated with the Company’s governance structure and processes.

The Board is kept informed of its committees’ risk oversight and related activities primarily through attendance at committee meetings and management reports. In addition, the Audit Committee escalates issues related to risk oversight to the full Board as appropriate so that the Board is appropriately informed of developments that could affect the Company’s risk profile and other aspects of its business. The Board also considers specific risk topics in connection with strategic planning and other matters. While the Board’s role in oversight of Company risk is not determinative of its leadership structure, the Board’s leadership structure helps facilitate risk assessment and review by independent directors under the leadership of the Lead Director.

Compensation Risk Assessment.    Our Human Resources department, together with the Company’s Finance, Internal Audit, Risk Management and Legal departments and independent compensation consultants, have reviewed our compensation policies and practices to determine whether those policies and practices present a significant risk to the Company. The results of this review were communicated to the Compensation Committee. Our annual incentive compensation plans have appropriate limits that discourage excessive risk taking. In addition, all senior executives who are in a position to affect significant policies, practices or projects have both short-term and long-term compensation at risk, which the Company believes discourages excessive risk taking and encourages supervision of risk-related activities by other employees. Our compensation policies and practices reward consistent, long-term performance by weighting executive compensation to long-term incentives that reward operating, financial, and share price performance. Based on this review, we have concluded that A. H. Belo’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

John Beckert, Louis Caldera, Ron McCray, Ty Miller, John Puerner, and Nicole Small served as members of A. H. Belo’s Compensation Committee during 2011. John Beckert and Nicole Small were elected to the Board of Directors in September 2011 and became Compensation Committee members at that time. No member of the Compensation Committee during 2011 was a current or former officer or employee of A. H. Belo or had any relationship with A. H. Belo requiring disclosure under the caption “Certain Relationships.” None of A. H. Belo’s executive officers served as a director or as a member of the compensation committee (or other committee serving an equivalent function) of any other entity that had an executive officer serving as a director or as a member of A. H. Belo’s Compensation Committee during 2011.

Audit Committee Report

As described more fully in our written charter, which is posted on the Company’s Web site at www.ahbelo.com under “About A. H. Belo — Corporate Governance,” the Audit Committee represents the Board in its oversight of A. H. Belo’s financial reporting processes. In this context, the Audit Committee has reviewed and discussed with management and KPMG LLP, the Company’s independent auditors, A. H. Belo’s audited consolidated financial statements and the audit of the effectiveness of A. H. Belo’s internal control over financial reporting. The Audit Committee has discussed with KPMG LLP various matters, including the firm’s judgments as to the quality of A. H. Belo’s accounting principles and other matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee has received from KPMG LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with the firm its independence from A. H. Belo and our management team.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in A. H. Belo’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

Respectfully submitted,

Audit Committee

Tyree B. Miller, Chairman

John A. Beckert

Louis E. Caldera

Ronald D. McCray

John P. Puerner

Nicole G. Small

Communications with the Board

The Company has a process for shareholders and other interested parties to communicate with the Board. These parties may communicate with the Board by writing c/o the Secretary, P. O. Box 224866, Dallas, Texas 75222-4866. Communications intended for a specific director or directors (such as the Lead Director or non-management directors) should be addressed to his, her, or their attention c/o the Secretary at this address. Communications received from shareholders are provided directly to Board members at, or as part of the materials mailed in advance of, the next scheduled Board meeting following receipt of the communications. The Board has authorized management, in its discretion, to forward communications on a more expedited basis if circumstances warrant or to exclude a communication if it is illegal, unduly hostile or threatening, or similarly inappropriate. Advertisements, solicitations for periodical or other subscriptions, and other similar communications generally are not forwarded to the directors.

EXECUTIVE OFFICERS

A. H. Belo’s executive officers as of December 31, 2011 were as follows:

Name	Office Held as of December 31, 2011	Office Held Since

Robert W. Decherd	Chairman of the Board, President and Chief Executive Officer	2007	(1)
James M. Moroney III	Executive Vice President; Publisher and Chief Executive Officer, The Dallas Morning News	2007	(2)
Alison K. Engel	Senior Vice President/Chief Financial Officer and Treasurer	2007	(3)
Daniel J. Blizzard	Senior Vice President and Secretary	2007	(4)

John C. McKeon	President and General Manager, The Dallas Morning News	2007	(5)

(1)	Member of the Board of Directors. (See “Proposal One: Election of Directors” above for additional information.)

(2)	Jim Moroney, age 55, has served as executive vice president of A. H. Belo since December 2007 and continues to serve as publisher and Chief Executive Officer of The Dallas Morning News, a position he has held since June 2001. Jim currently serves on the board of Belo Corp., having joined the board in February 2008. Previously, Jim held several executive positions with Belo Corp., including president of Belo Interactive, Inc. from its formation in May 1999 until June 2001, and executive vice president of Belo Corp. from July 1998 through December 1999, with responsibilities for Finance, Treasury, and Investor Relations. Jim presently serves on the boards of the American Press Institute, The Dallas Foundation, Newspaper Association of America, Cistercian Preparatory School in Dallas and the State Fair of Texas.

(3)	Alison Engel, age 41, has been senior vice president/Chief Financial Officer and Treasurer of the Company since December 2007. From 2003 through January 2008, Alison held various senior positions with Belo Corp., serving as its vice president/Corporate Controller from January 2006 through January 2008 and as its director/accounting operations and corporate controller from February 2005 to December 2005. From 2000 to 2003, Alison was the assistant controller for EXE Technologies, Inc. Alison is a certified public accountant and has more than 15 years of financial management experience at diversified multi-unit business organizations and PricewaterhouseCoopers.

(4)	Dan Blizzard, age 53, has served as Secretary of A. H. Belo since October 2009 and continues to serve as senior vice president of the Company, a position he has held since December 2007. He was vice president/Operations of Belo Corp. from January 2001 through January 2008 and also served as executive vice president/Real Estate for its subsidiary, Belo Investment Corporation, from January 2007 through January 2008. He has recently served as chairman of the board of Downtown Dallas, Inc. and vice chairman of City Center TIF District Board, the Downtown Connection TIF District Board, and the Downtown Dallas Development Authority.

(5)	As part of the Company’s efforts to streamline operations, John McKeon, age 55, left the Company in early 2012 to pursue another senior executive management position in the media industry. John served as president and General Manager of The Dallas Morning News from October 2007 until his departure, and served on the Management Committee of A. H. Belo from February 2010 to January 2012. Previously, from August 2006 until October 2007, he was president and CEO of the Los Angeles Newspaper Group, a unit of Denver-based MediaNews Group Inc., and from October 2005 until July 2006, he served as vice president/Sales and Marketing for Knight-Ridder. During his 30 years in the newspaper industry, he has held numerous senior positions, including general manager of Long Island’s Newsday and the South Florida Sun-Sentinel, and senior vice president of advertising at Newsday and the Los Angeles Times.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following overview highlights and summarizes information regarding executive compensation and does not purport to contain all of the information that is necessary to gain an understanding of our executive compensation policies and decisions. Please carefully read the entire Compensation Discussion and Analysis (“CD&A”) section and the compensation tables and related disclosure that follow for a more complete understanding of our executive compensation program.

Overview

A. H. Belo is one of the leading independent newspaper publishers in the United States, comprising four award-winning daily newspapers and related online businesses.

The newspaper industry continues to experience substantial change caused by the effect of the Internet and other transformational technologies on consumers and advertisers and the rapid ascent of new media businesses. From an executive compensation perspective, this business environment underscores the importance of attracting and retaining both experienced and high-potential executives, and rewarding superior individual performance that may not presently be reflected in the Company’s stock price, revenues or operating profit.

For our Named Executive Officers (NEOs), there were no increases in base salary or target bonus percentages in 2011; Robert Decherd, Jim Moroney, Alison Engel and Dan Blizzard earned cash bonuses equivalent to 41.3% of their respective target bonus amounts based on the Company’s consolidated financial performance; John McKeon earned a cash bonus equivalent to 83.2% of his respective target bonus amount based on The Dallas Morning News’ financial performance; and they each received grants of Time-Based Restricted Stock Units (TBRSUs) that were at or near the 50th percentile of general industry standards for comparable positions and were 32% less than the total combined number of TBRSUs granted to the NEOs in 2010.

The Company’s senior management, with the support of the Compensation Committee, continues to address executive compensation policies and practices proactively, taking into consideration both the interests of shareholders and the need to attract and retain a talented and experienced management team.

Overview of Compensation Program

The Compensation Committee of the Board of Directors oversees the Company’s overall compensation structure, policies and programs, and has responsibility for establishing, implementing and monitoring adherence to the Company’s compensation philosophy. For 2011, the primary management liaisons to the Compensation Committee were the Company’s Chief Executive Officer, Robert Decherd, and its senior vice president, Dan Blizzard.

Objectives of Our Program

A. H. Belo’s compensation policies are designed to achieve the following objectives:

•	establish a competitive compensation program

•	attract and retain top-caliber executive talent in positions that most directly affect the Company’s overall performance

•	motivate and reward executives for achievement of the Company’s financial objectives

•	encourage coordinated and sustained effort toward maximizing the Company’s value to its shareholders, and

•	align the long-term interests of executives with those of the Company’s shareholders

Role of the Compensation Committee

The Compensation Committee administers our executive compensation program. The Compensation Committee establishes and monitors overall compensation strategy to ensure that executive compensation supports our business objectives. In carrying out its responsibilities, the Compensation Committee, with assistance from its executive compensation consultant, reviews and determines the compensation (including salary, annual incentive, long-term incentives and other benefits) of our NEOs. For a more complete description of the responsibilities of the Compensation Committee, see “Corporate Governance — Committees of the Board.”

Role of the Compensation Consultant

The Compensation Committee has retained Mercer as its outside consultant to advise the Compensation Committee on executive compensation matters. A representative from Mercer regularly attends Compensation Committee meetings, and reports directly to the Compensation Committee on matters relating to compensation for our executive officers, including our CEO.

During 2011, Mercer, at the Compensation Committee’s request:

•

assisted the Committee in a comparison of 2011 compensation and benefits for similar companies within general industry and the media industry. The comparison review included salary changes, merit increases, long-term incentive grants, bonus payouts, and any planned benefit adjustments for 2011

•	advised in developing recommendations for the Committee on the size and structure of long-term incentive awards for our CEO and other executives officers

•	provided the Committee ongoing advice and counsel on market compensation trends, legislative and regulatory updates and their impact on our executive compensation program, and

•	assisted in the review of this CD&A

Role of Company Management

The Compensation Committee makes the final decisions on CEO compensation, with advice from Mercer, as appropriate. Our senior management, including the CEO, develops preliminary recommendations regarding compensation matters with respect to all executives other than the CEO and provides these recommendations to the Compensation Committee, which makes the final decisions as to the executive officers. The management team is responsible for the administration of the compensation program once Compensation Committee decisions are finalized.

The Compensation Program

The key components of our current compensation program for our key executives are:

•	Base salary

•	Annual cash incentive bonuses

•	Long-term equity-based incentives, and

•	Benefits

In 2011, the Company used compensation survey data provided by Towers Watson to review base salaries, annual cash incentive targets and payouts, and long-term incentives. The Towers Watson survey contains over 400 general industry companies and over 100 media companies. All NEO positions were compared at the 50th percentile of the general industry survey to positions with similar responsibilities at companies with comparable revenues. For other executives, newspaper-specific positions were compared to the media industry survey.

Throughout 2011, the Compensation Committee reviewed and monitored, with the assistance of its compensation consultant, trends in the industry, trends for companies facing similar business challenges, and trends in the market generally to determine appropriate compensation policies and recommendations to address these market conditions.

Base Salary

Base salary is designed to compensate our key executives in part for their roles and responsibilities and also to provide a stable level of compensation that serves as a retention tool throughout the executive’s career. Assuming a normal operating environment, salaries are targeted at or above the median of the market for similar positions in the Towers Watson general industry survey or Towers Watson media industry survey (for newspaper-specific positions).

In 2011, there were no changes in base salary for the NEOs.

Incentive Programs — Overview

The annual cash incentives (annual performance bonuses) and long-term equity-based incentive compensation are provided under the A. H. Belo 2008 Incentive Compensation Plan and administered by the Compensation Committee. This plan was approved by shareholders in 2009. The Company refers to the Incentive Compensation Plan as the ICP. Awards under the ICP are supplemental to an ICP participant’s base salary and are designed to focus participants on achieving key financial goals, encourage retention and motivation of participants, and reward them for market-driven results. Officers of A. H. Belo and its subsidiaries, including A. H. Belo’s CEO and its other NEOs, are eligible to participate in the ICP. Additional ICP participants may be selected by the Compensation Committee based on management’s evaluation of an individual’s ability to significantly affect A. H. Belo’s results.

Annual Cash Incentive Program

Under the terms of the ICP, each A. H. Belo executive officer is eligible to receive an annual cash incentive bonus based on financial performance objectives established in the annual financial plan (the “Financial Plan”) approved by the Board of Directors. The financial performance objectives may vary from year to year and reflect the secular changes in A. H. Belo’s businesses due to fluctuating advertising demand and changes in media usage habits by consumers and advertisers, and other competitive conditions, including recruiting and retaining talent.

Specific Program for 2011.    The Compensation Committee selected revenue and earnings before interest, taxes, depreciation, amortization and other income and expense (EBITDA) as the financial performance measures to calculate 2011 achievement under the ICP. The weighting given to these factors was 15% for revenue and 85% for EBITDA. The minimum threshold for any cash incentive payout was set at 100% of target for revenue and 85% of target for EBITDA. For the revenue component, bonus payout can range from 100% at target to 200% at maximum and is pro-rated between these two points. For the EBITDA component, bonus payout can range from 10% at minimum to 200% at maximum and is pro-rated between these two points. All NEOs except John McKeon were evaluated against the Company’s consolidated revenue and EBITDA results. John was evaluated against revenue and EBITDA results at The Dallas Morning News.

The Compensation Committee established a 2011 target bonus opportunity for the NEOs expressed as a percentage of base salary based on competitive market information using the Towers Watson general industry survey, as follows: Robert Decherd — 85%; Jim Moroney — 70%; Alison Engel — 50%; Dan Blizzard — 40%; and John McKeon — 60%. These target bonus percentages were unchanged from 2010. In setting the target bonus award opportunities for NEOs, the Committee took into account both pay for performance and retention considerations.

The following charts show revenue and EBITDA goals for 2011 for each of the corresponding performance levels (threshold, target and maximum) and our actual revenue and EBITDA results for 2011.

Summary of Revenue Goals and Results for 2011

Financial Metric	Threshold/Target Level Goals	Maximum Level Goals	Actual Results
Revenue — Corporate (000’s)	$487,755	$560,918	$461,503
Revenue — The Dallas Morning News (000’s)	$318,170	$365,896	$299,129

The Company’s 2011 consolidated and The Dallas Morning News revenue results were below threshold levels for payment of any target bonus award.

Summary of EBITDA Goals and Results for 2011

Financial Metric	Threshold Level Goals	Target Level Goals	Maximum Level Goals	Actual Results
EBITDA — Corporate (000’s)	$37,210	$43,776	$50,342	$40,024
EBITDA — The Dallas Morning News (000’s)	$36,832	$43,332	$49,832	$43,180

EBITDA for the year ended December 31, 2011 was adjusted at the Compensation Committee’s discretion for operating and financial developments to adjust for items that are beyond the control of Company management, both positive and negative. The primary positive adjustments included the impairment of a real estate asset, severance, a spare parts accounting charge, pension expenses, relocation and moving expenses and legal expenses. The adjusted EBITDA, as approved by the Compensation Committee, was then compared to the EBITDA target, with the result that adjusted EBITDA exceeded threshold level goals. As a result, target bonus awards were earned by the NEOs in the amounts shown in the table below.

The 2011 consolidated EBITDA results, as adjusted, exceeded threshold level goals and resulted in an achievement of 91.4% of target. As a result, Robert Decherd, Jim Moroney, Alison Engel and Dan Blizzard earned bonuses equal to 41.3% of their target bonus amounts. The 2011 EBITDA results, as adjusted, for The Dallas Morning News exceeded threshold level goals and resulted in an achievement of 99.6% of target. As a result, John McKeon earned a bonus equal to 83.2% of his target bonus amount. The dollar amounts in the chart below for 2011 Actual Award Paid represent these EBITDA achievement levels.

Summary of NEO Target Bonus Award Opportunities and Actual Payouts

	2011 Target Award Opportunity		2011 Actual Award Paid (Dollar Amount)
Name	(% of Base Salary)	(Dollar Amount)
Robert W. Decherd	85%	$408,000	$168,474
James M. Moroney III	70%	$327,250	$135,130
Alison K. Engel	50%	$150,000	$61,939
Daniel J. Blizzard	40%	$100,000	$41,293
John C. McKeon	60%	$240,000	$199,701

Long-Term Equity Incentive Compensation

Under the terms of the ICP, each A. H. Belo executive officer is eligible to receive long-term equity incentive grants, or LTI compensation. These awards are designed to offer competitive compensation that encourages the retention and motivation of key executives, and rewards them based upon market-driven results. The ICP provides the Compensation Committee with discretion to require performance-based standards to be met before grants vest. According to the ICP structure, the Compensation Committee determines each executive officer’s intended LTI compensation value, then determines the allocation of the LTI compensation award among three available types of equity instruments: time-based restricted stock units, referred to as TBRSUs, stock options, and performance-related restricted stock units, referred to as PBRSUs. TBRSUs encourage executives to remain with the Company and to focus on its long-term success. Stock options encourage and reward stock price performance, thus aligning the executive’s interests with those of shareholders. PBRSUs reward the achievement of A. H. Belo’s cumulative annual financial performance goals. Since the ultimate value of the LTI compensation awards depends upon the performance of A. H. Belo common stock, the interests of the executive officers are aligned with the financial interests of A. H. Belo’s shareholders.

Specific Program for 2011.    In developing LTI recommendations for 2011, the Compensation Committee’s primary focus was to balance dilution, cost and retention concerns. The Compensation Committee chose to grant TBRSUs to NEOs in order to accomplish several objectives, including: managing share usage and dilution to acceptable levels; aligning the interests of executives with those of shareholders; providing retention to key executives over a multi-year period; and ensuring that the total expense incurred is consistent with the value delivered to executives.

Each TBRSU represents a contingent right to receive the value of one share of A. H. Belo Series A common stock. TBRSUs are also eligible to receive dividend equivalents. TBRSUs are valued as of the date of vesting and are paid 60% in shares of A. H. Belo Series A common stock and 40% in cash. TBRSUs granted in 2011 vest as follows: 40% on the third trading day following the annual earnings release date for the year ending December 31, 2011; 30% on the third trading day following each annual earnings release date for the years ending December 31, 2012 and 2013.

For 2011, based on recommendations from senior management and assistance from its compensation consultant, the Compensation Committee used median general industry survey data reflecting companies of similar size and scope as A. H. Belo to determine appropriate LTI grant values for the NEOs. A description of the survey data used can be found under “The Compensation Program.” The Committee also considered both executive and corporate performance, total cost, and shareholder dilution, with no specific goals or weightings assigned to such factors, when determining the size of equity grants. The following table displays the grant date fair market value of the long-term equity grants to the NEOs in 2011.

Summary of NEO 2011 TBRSU Awards

	TBRSU Award
Name	Number of TBRSUs	Grant Date Fair Value
Robert W. Decherd	115,979	$899,997
James M. Moroney III	61,211	$474,997
Alison K. Engel	32,216	$249,996
Daniel J. Blizzard	16,108	$124,998
John C. McKeon	31,572	$244,999

Retirement Benefits

Prior to the 2008 spin-off, Belo Corp. offered pension benefits to eligible employees through The G. B. Dealey Retirement Pension Plan (the “Belo Plan”). In March 2007, Belo froze the Belo Plan and all affected employees were provided with transition benefits. At the time of the spin-off, Belo Corp. remained the sole sponsor and administrator of the Belo Plan for all of its approximately 9,300 participants, and A. H. Belo agreed to share investment oversight responsibilities with Belo Corp. and to reimburse Belo Corp. for 60 percent of each contribution Belo Corp. made to the Belo Plan.

The Company and Belo Corp. split the Belo Plan effective January 1, 2011. Under the agreement, Belo Plan liabilities and assets allocable to the approximately 5,100 current and former employee participants of A. H. Belo and its newspaper businesses were transferred to two new defined benefit pension plans created, sponsored and managed by or on behalf of A. H. Belo (the “New Plans”). Benefits under the New Plans will continue to be frozen like the Belo Plan and A. H. Belo is now solely responsible for contributions to the New Plans. The split of the Belo Plan does not change the amount of the benefits any participant has accrued or is currently receiving.

A. H. Belo adopted two separate defined contribution plans at the time of the 2008 spin-off which were designed to provide supplemental pension benefits over a five-year period for all A. H. Belo employees who were participants in the Belo Plan, including Robert Decherd and Jim Moroney. The A. H. Belo PTS Plan is an account-balance plan intended to qualify under the provisions of Section 401(a) of the Internal Revenue Code. The A. H. Belo PTS Restoration Plan is a non-qualified plan and is intended to cover any transition supplement payments that exceed Internal Revenue Service (“IRS”) limits to all qualified plan accounts.

The Company suspended, with respect to all participants, the contributions earned in 2009 that would have been made to the PTS Plan and PTS Restoration Plan in early 2010. Effective January 1, 2010, the PTS Plan and PTS Restoration Plan benefits were reinstated for all participants and accrued benefits for 2010 were contributed in 2011. Accrued benefits for 2011 were contributed in 2012. For additional discussion of the PTS Plan and the PTS Restoration Plan, see “Post-Employment Benefits.”

Employment Agreements

In 2010, the Compensation and Nominating and Corporate Governance Committees ratified a retention and relocation agreement with John McKeon, a named executive officer in this proxy statement. The agreement was in recognition of John’s appointment to the A. H. Belo Management Committee in 2010 and the significant contributions and resulting financial impact that he made to the Company since joining The Dallas Morning News in 2007. The agreement with John McKeon includes clawbacks in the event he voluntarily leaves the Company prior to September 22, 2013. The material terms of the agreement can be found under “Employment Arrangements.”

On January 5, 2012, A. H. Belo announced that John, as part of the Company’s continued efforts to streamline operations, will depart the Company. In connection with his departure, the Company entered into a Severance Agreement and General Release with John, the material terms of which can be found under “Employment Arrangements.”

The Company does not have individual employment agreements with any of its other executive officers.

Change in Control and Severance Benefits

The Compensation Committee believes that severance and change of control benefits are necessary in order to attract and retain the caliber of executives A. H. Belo needs in its most senior positions. These benefits are particularly important in an industry undergoing significant restructuring, providing for continuity of senior management and helping executives focus on business results, cost management, and strategic initiatives.

CIC Plan.    No changes were made to the CIC Plan in 2011. Additional information regarding the levels of payments and benefits available upon termination of employment in connection with a change in control, including a definition of key terms and quantifications of benefits that would have been received by our NEOs had termination occurred on December 31, 2011, is found under “Potential Payments on Change in Control or Upon Termination of Employment at December 31, 2011.”

2009 Severance Plan.    Effective January 1, 2009, the Management Committee, under the authority of the Board of Directors, adopted the 2009 Severance Plan which provides for severance payments for both officers and non-officer employees of A. H. Belo and its subsidiary companies in the event of termination of employment due to general involuntary terminations including, but not limited to, reduction-in-force and cost reengineering actions. Under the 2009 Severance Plan, any NEO, as well as each vice president and above, who is terminated due to such an action is eligible for a lump sum severance payment plus a certain amount of benefits coverage. No changes were made to this plan in 2011. For additional discussion, see “Potential Payments on Change in Control or Upon Termination of Employment at December 31, 2011.”

Tax Treatment

Under section 162(m) of the Internal Revenue Code, the Company generally receives an annual federal income tax deduction for compensation paid to the CEO and the other three most highly paid executives (excluding the CFO) only if the compensation is less than $1 million or is performance-based. The applicable awards granted under the ICP qualify as performance-based compensation and typically are fully tax-deductible for the Company, except for TBRSUs. The Company intends to continue seeking a tax deduction to the extent possible for all executive compensation.

Considerations Regarding Shareholder Say on Pay and Say on Frequency Votes

At our last annual meeting of shareholders held on May 18, 2011, our shareholders voted overwhelmingly to adopt the recommendation of our Board to approve the compensation for our NEOs. Accordingly, no changes were made to our executive compensation structure for 2011.

At our last annual meeting of shareholders held on May 18, 2011, our shareholders voted overwhelmingly to adopt the recommendation of our Board to conduct future advisory votes on executive compensation every three years. Accordingly, the next shareholder advisory vote on executive compensation (say-on-pay) will be held at the Company’s 2014 annual meeting of shareholders.

Compensation Committee Report

In accordance with its written charter adopted by our Board of Directors, the Compensation Committee has oversight of the Company’s overall compensation structure, policies and programs. In exercising its oversight responsibility, the Committee has retained a compensation consultant to advise the Committee regarding market and general compensation trends.

The Committee, after consultation with its compensation consultant, has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with management, which has the responsibility for preparing the CD&A. Based upon this review and discussion, the Committee recommended to our Board that the CD&A be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2011.

Compensation Committee

Ronald D. McCray, Chairman

John A. Beckert

Louis E. Caldera

Tyree B. Miller

John P. Puerner

Nicole G. Small

Summary Compensation Table

The following information summarizes annual and long-term compensation awarded to, earned by or paid to A. H. Belo’s principal executive officer, principal financial officer and its three other most highly-paid executive officers for services in all capacities to A. H. Belo for the years ended December 31, 2011, 2010, and 2009, respectively.

Name and Principal Position	Year	Salary ($)	Bonus) ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation Earnings ($)(3)	Change in Pension Value and Non- qualified Deferred Compen- sation ($)(4)	All Other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(g)	(h)	(i)	(j)
Robert W. Decherd	2011	$480,000	$—	$899,997	$168,474	$236,590	$61,441	$1,846,503
Chairman of the Board, President and Chief Executive Officer	2010	$480,000	$408,000	$949,998	$—	$173,327	$29,872	$2,041,197
	2009	$480,000	$—	$—	$—	$137,241	$19,180	$636,421

James M. Moroney III	2011	$467,500	$—	$474,997	$135,130	$167,776	$47,454	$1,292,857
Executive Vice President; Publisher and Chief Executive Officer, The Dallas Morning News	2010	$467,500	$327,250	$499,997	$—	$111,333	$24,206	$1,430,286
	2009	$467,500	$—	$—	$—	$82,002	$10,590	$560,092

Alison K. Engel	2011	$300,000	$—	$249,996	$61,939	$—	$14,156	$626,091
Senior Vice President/ Chief Financial Officer and Treasurer	2010	$300,000	$150,000	$350,001	$—	$—	$—	$800,001
	2009	$267,750	$—	$—	$—	$—	$9,015	$276,765
Daniel J. Blizzard	2011	$250,000	$—	$124,998	$41,293	$—	$8,700	$424,991
Senior Vice President and Secretary	2010	$250,000	$100,000	$225,000	$—	$—	$—	$575,000
	2009	$204,000	$—	$—	$—	$—	$7,228	$211,228
John C. McKeon	2011	$400,000	$—	$244,999	$199,701	$—	$47,088	$891,788
President and General Manager, The Dallas Morning News	2010	$400,000	$584,960	$299,998	$—	$—	$51,499	$1,336,458

(1)	The amounts in column (d) for 2010 represent a one-time performance bonus that was awarded to all ICP participants including the NEOs. In 2010, John McKeon received a retention bonus of $407,886 (pre-tax) and a one-time performance bonus of $177,074.

(2)	There were no stock awards made in 2009 to NEOs. The amounts in column (e) reflect the aggregate grant date fair value of TBRSU awards made in 2010 and 2011. For 2010, the fair value estimates are based on a market price of $6.19 per share. For 2011, the fair value estimates are based on a market price of $7.76 per share. There were no option awards in 2009, 2010 and 2011.

(3)	There was no non-equity incentive compensation paid to the NEOs in respect of 2009 or 2010 performance under the ICP. Amounts in column (g) were paid by A. H. Belo in February 2012 in respect of 2011 performance relative to 2011 financial performance targets and goals.

(4)	The amounts indicated in column (h) represent the increase in pension value for each NEO for the years ended December 31, 2009, 2010, and 2011. For further discussion, see “Pension Benefits at December 31, 2011.” John McKeon, Alison Engel and Dan Blizzard do not participate in a pension plan; therefore, no amounts are reported in column (h) for them.

(5)	For 2009, 2010 and 2011, A. H. Belo contributed the following amounts to the A. H. Belo Savings Plan, PTS Plan and PTS Restoration Plan and paid dividend equivalents on TBRSUs in 2011 on TBRSUs in the following amounts, which amounts are included in column (i):

Name	Year	A. H. Belo Savings Plan Contribution	Pension Transition Supplement Plan Contribution	Pension Transition Supplement Restoration Plan Contribution	Dividend Equivalents
		(a)	(b)	(c)	(d)
Robert W. Decherd	2011	$3,600	$17,542	$—	$37,451
	2010	$—	$17,542	$—	$—
	2009	$7,269	$—	$—	$—
James M. Moroney III	2011	$3,506	$24,206	$—	$19,742
	2010	$—	$24,206	$—	$—
	2009	$10,590	$—	$—	$—
Alison K. Engel	2011	$2,250	$—	$—	$11,906
	2010	$—	$—	$—	$—
	2009	$9,015	$—	$—	$—
Daniel J. Blizzard	2011	$1,875	$—	$—	$6,825
	2010	$—	$—	$—	$—
	2009	$7,228	$—	$—	$—
John C. McKeon	2011	$3,000	$—	$—	$10,917
	2010	$—	$—	$—	$—

Robert Decherd and Jim Moroney are eligible for increased matching and profit sharing contributions under the A. H. Belo Savings Plan as a result of the freeze of the Belo Plan. A. H. Belo ceased making matching and profit sharing contributions on April 1, 2009 and reinstated them at a lower level on January 1, 2011.

The PTS Plan and PTS Restoration Plan contributions noted above represent payments made on behalf of the NEOs who participate in a pension plan. These contributions represent additional transition benefits earned by such NEOs who were participants in the Belo Plan on March 31, 2007, the date the Belo Plan was frozen. For more information, see “Post-Employment Benefits.”

Dividend equivalents were paid in the second quarter, third quarter, and fourth quarter of 2011 on TBRSUs for which shares have not been issued at the rate of $0.06 per TBRSU.

Amounts in the All Other Compensation column (i) for 2009, 2010 and 2011 include $8,760, $8,760, and $7,920, respectively, for life insurance purchased for Robert Decherd by A. H. Belo and $3,150, $3,150, and $2,848 respectively, for tax gross-ups.

Amounts in the All Other Compensation column (i) for 2011 for John McKeon include $21,919 for housing reimbursement and $10,832 for tax gross-up and a $420 cell phone allowance.

The total value of executive perquisites and personal benefits paid by A. H. Belo in 2009, 2010 and 2011 did not exceed $10,000 for Jim Moroney, Alison Engel and Dan Blizzard.

Grants of Plan-Based Awards in 2011

The following table summarizes cash-based and equity awards that were granted under the ICP during 2011.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)						All Other Stock Awards: Number of Shares of Stock or Units #(2)(3) (i)	Grant Date Fair Value of Stock and Option Awards ($)(4) (l)
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)
(a)	(b)	(c)		(d)		(e)
Robert W. Decherd	3/9/11 3/9/11	$ $	— 34,680	$ $	61,200 346,800	$ $	122,400 693,600	115,979	$899,997
James M. Moroney III	3/9/11 3/9/11	$ $	— 27,816	$ $	49,088 278,162	$ $	98,175 556,324	61,211	$474,997
Alison K. Engel	3/9/11 3/9/11	$ $	— 12,750	$ $	22,500 127,500	$ $	45,000 255,000	32,216	$249,996
Daniel J. Blizzard	3/9/11 3/9/11	$ $	— 8,500	$ $	15,000 85,000	$ $	30,000 170,000	16,108	$124,998
John C. McKeon	3/9/11 3/9/11	$ $	— 20,400	$ $	36,000 204,000	$ $	72,000 408,000	31,572	$244,999

(1)	The Compensation Committee established 2011 target bonus opportunities expressed as a percentage of base salary for each of the NEOs as follows: Robert Decherd, 85%; Jim Moroney, 70%; Alison Engel, 50%; Dan Blizzard, 40%; and John McKeon, 60%. 2011 bonus opportunities were linked directly to the achievement of financial performance measures. The weighting given to these factors was 15% for revenue and 85% for EBITDA. The first row in columns (c), (d) and (e) relates to bonus opportunities tied to the revenue factor. The second row in columns (c), (d) and (e) relates to bonus opportunities tied to the EBITDA factor. See “Executive Compensation — Compensation Discussion and Analysis — Annual Cash Incentive Program.”

(2)	No option awards were made under the ICP in 2011. For additional discussion, see “Compensation Discussion and Analysis.”

(3)	Stock awards in column (i) were made on March 9, 2011, in the form of time-based restricted stock units (“TBRSUs”). These TBRSUs are valued as of the date of vesting and are paid 60% in shares of A. H. Belo Series A common stock and 40% in cash and vest as follows: 40% vested on February 24, 2012, and provided that the executive remains employed through the vesting date, the remainder of the awards vest 30% on the third trading day following each annual earnings release date for the years ending December 31, 2013 and 2014.

(4)	The fair value estimates indicated above do not include any adjustments for risk of forfeiture. The fair value for the TBRSUs awarded March 9, 2011, is based on the closing market price for a share of A. H. Belo Series A common stock on that date, which was $7.76. For additional discussion, see “Compensation Discussion and Analysis.”

Equity Holdings and Value Realization

The following table contains information on all A. H. Belo equity awards that were outstanding as of December 31, 2011.

Outstanding A. H. Belo Equity Awards at Fiscal Year-End 2011
	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
(a)	(b)	(e)	(f)	(g)	(h)
Robert W. Decherd	—	$2.05	12/03/2018	115,979	$550,900
	31,464	$18.13	12/13/2016	92,084	$437,399
	22,400	$21.67	12/09/2015
	40,000	$25.26	12/03/2014
	40,000	$28.01	12/05/2013
	40,000	$21.64	12/06/2012
James M. Moroney III	60,000	$2.05	12/03/2018	61,211	$290,752
	5,500	$21.67	12/09/2015	48,465	$230,209
	17,000	$25.26	12/03/2014
	15,000	$28.01	12/05/2013
	15,200	$21.64	12/06/2012
Alison K. Engel	54,000	$2.05	12/03/2018	32,216	$153,026
	700	$21.67	12/09/2015	33,926	$161,149
Daniel J. Blizzard	30,000	$2.05	12/03/2018	16,108	$76,513
	1,000	$21.67	12/09/2015	21,810	$103,598
	1,800	$25.26	12/03/2014
	1,600	$28.01	12/05/2013
	1,720	$21.64	12/06/2012
John C. McKeon	12,000	$2.05	12/03/2018	31,572	$149,967
	8,181	$6.60	07/23/2018	29,079	$138,125

(1)	All of the outstanding option awards held by the NEOs are fully vested. All employee stock options become exercisable in increments of 40% after one year and 30% after each of years two and three. The form of ICP stock option award provides for accelerated vesting of equity awards for terminating employees that meet the criteria for early retirement (age 55 or more with three years of service). Robert Decherd, Jim Moroney and John McKeon meet these criteria. Upon the occurrence of a change in control (as defined in the ICP), all of the options become immediately exercisable, unless A. H. Belo’s Board of Directors has adopted resolutions making the acceleration provisions inoperative (or does so promptly following such occurrence).

(2)	The amounts in column (g) reflect unvested TBRSUs that, subject to retirement eligibility, remain subject to additional vesting requirements that depend upon the executive’s continued employment with the Company. The form of ICP TBRSU provides for accelerated vesting of equity awards for terminating employees that meet the criteria for early retirement (age 55 or more with three years of service). Robert Decherd, Jim Moroney and John McKeon meet these criteria.

Scheduled vesting of all outstanding A. H. Belo RSU awards for each of the NEOs is as follows:

Vesting Date	Award Type	Robert W. Decherd	James M. Moroney III	Alison K. Engel	Daniel J. Blizzard	John C. McKeon

February 24, 2012	TBRSU	92,432	48,716	29,848	17,347	27,167
February 1, 2013*	TBRSU	80,836	42,596	26,628	15,738	24,011
February 1, 2014*	TBRSU	34,795	18,364	9,666	4,833	9,473

*	February 1 is used as a projected earnings release date for purposes of 2013 and 2014. Actual vesting date is three days after the earnings release date for A. H. Belo for the previous year ending December 31.

(3)	The fair market value at year-end for outstanding awards still subject to vesting is based on the closing market price of a share of A. H. Belo Series A common stock for the year ended December 31, 2011 of $4.75.

Equity Holdings and Value Realization of Belo Corp. Securities Related to Spin-Off.    Pursuant to the anti-dilution adjustment provisions of the Belo Corp. stock option and RSU awards that they held at the effective date of the spin-off, the NEOs continue to hold equity awards exercisable for or settled in Belo Corp. common stock. Information regarding the Belo Corp. option and RSU awards held by the NEOs immediately following the spin-off was disclosed in the “Belo Corp. Outstanding Equity Awards at Fiscal Year-End 2008” table of A. H. Belo’s 2009 proxy statement.

The Belo Corp. option awards that the NEOs retained as a result of the spin-off and that remained outstanding as of December 31, 2011 were as follows: Robert Decherd, 869,320; Jim Moroney, 263,500; Alison Engel, 3,500; Dan Blizzard, 30,600; and John McKeon, 0. All of the options are fully vested and have exercise prices ranging from $14.4853 to $22.3725 and expire on or before December 2016. Any amounts realized by the NEOs during 2011 from the Belo Corp. option and RSU awards they retained as a result of the spin-off are presented below in the “Option Exercises and Stock Vested in 2011” table.

All Belo Corp. RSU awards that the NEOs retained as a result of the spin-off have vested.

The following table presents information on amounts realized from options exercised and stock awards vested during 2011.

Option Exercises and Stock Vested in 2011
	Option Awards		Stock Awards
	A. H. Belo		A. H. Belo		Belo Corp.
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)(1)	(d)	(e)(2)	(d)	(e)(3)
Robert W. Decherd	36,000	$79,920	92,917	$709,172	157,640	$1,231,168
James M. Moroney III	—	$—	43,742	$334,433	57,160	$446,420
Alison K. Engel	—	$—	26,227	$201,072	18,050	$140,971
Daniel J. Blizzard	—	$—	16,945	$129,898	12,030	$93,954
John C. McKeon	—	$—	19,386	$149,078	—	$—

(1)	The value realized upon the exercise of stock option awards is equal to the difference between the market value of A. H. Belo Series A common stock at the time of exercise and the stock option exercise price, multiplied by the number of shares acquired upon exercise of the stock option. None of the NEOs exercised any Belo Corp. options during 2011.

(2)	The value realized upon vesting of RSUs is equal to the number of units vesting times the closing market price of a share of A. H. Belo Series A common stock on the vesting date. The vested stock awards represent the December 7, 2007 TBRSU awards and January 28, 2010 TBRSU awards, which vested on February 22, 2011 at a price of $7.52 per share and February 25, 2011, at a price of $7.69.

(3)	The value realized upon vesting of these RSUs is equal to the number of units vesting times the closing market price of a share of Belo Corp. Series A common stock on the vesting date. The vested stock awards represent the December 2007 TBRSU awards, which vested on February 8, 2011, at a price of $7.81 per share.

Employment Arrangements

In 2010, the Compensation and Nominating and Corporate Governance Committees of the Company’s Board ratified a retention and relocation agreement with John McKeon, a named executive officer in this proxy statement. In connection with the retention and relocation agreement, John’s base salary was set at $400,000 with a target bonus opportunity set at 60% of his base salary and he is eligible to receive equity awards under the terms of the Company’s Incentive Compensation Plan. In addition, John received a $407,886 retention bonus ($300,000 net after tax), together with relocation assistance in moving his residence to Dallas, Texas from California. On March 3, 2011, in accordance with the terms of the retention and relocation agreement, A. H. Belo purchased John’s California residence from him for $3.1 million. John also received reimbursement, with tax gross-ups, for closing costs on the sale of his California home, as well as moving and other relocation expenses. He was also reimbursed for the cost of his monthly mortgage payments, taxes, insurance and homeowners’ association fees on a Texas home that he purchased for the period of time during which he owned both Texas and California homes. The aggregate amount of Company reimbursement for John’s closing costs and relocation expenses was estimated to be $446,635 (approximately $328,500 net after tax), most of which was paid in 2011. Amounts paid in 2010 and 2011 in connection with his employment agreement are reflected in the Summary Compensation Table. Under the terms of the agreement, if John voluntarily resigned from A. H. Belo or The Dallas Morning News, Inc. during the three-year period ending September 22, 2013, he would have been required to repay the Company for all or a portion of the after-tax amount of the retention bonus and relocation benefits.

On January 5, 2012, A. H. Belo announced that as part of the Company’s continued efforts to streamline operations, John will depart the Company. In connection with his departure, John entered into a Severance Agreement and General Release on January 13, 2012. In connection with his severance agreement, in exchange for his waiver and release, John received a lump-sum severance payment of $123,077, plus an amount equal to six times the monthly COBRA premium applicable to his coverage under the A. H. Belo Health Care and Welfare Benefit Plan. In addition, John received his 2011 cash incentive bonus under the ICP for 2011 performance, as well as outplacement assistance.

Post-Employment Benefits

Defined Benefit Pension Plan.    Through March 31, 2007, Belo Corp. offered a defined benefit pension plan to certain employees through its tax-qualified pension plan, The G. B. Dealey Retirement Pension Plan (the “Belo Plan”). Until July 1, 2000, this non-contributory pension plan was available to substantially all Belo Corp. employees who had completed one year of service and had reached 21 years of age as of June 30, 2000. The Belo Plan was amended effective July 1, 2000. As a result, new or rehired employees were not eligible to accrue additional benefits in the Belo Plan and individuals who were active participants immediately prior to July 1, 2000 were offered an election to either (1) remain eligible to participate in and accrue benefits under the Belo Plan, or (2) cease accruing benefits under the Belo Plan effective June 30, 2000. Effective March 31, 2007, the Belo Plan was further frozen for benefits and all affected employees were provided five additional years of credited service and became eligible for transition benefits described below under the heading “Pension Transition Benefits.” Robert Decherd and Jim Moroney were participants in the Belo Plan at the time of the freeze and received such transition benefits.

In October 2010, Belo and A. H. Belo entered into a Pension Plan Transfer Agreement to split the Belo Plan into separately sponsored plans. The split was effective January 1, 2011. As a result, A. H. Belo now sponsors two new pension plans, the A. H. Belo Pension Plan I and the A. H. Belo Pension Plan II (the “New Plans”), for A. H. Belo participants and is solely responsible for managing and funding future contributions to such plans. Belo remains the sole sponsor for the Belo Plan and is responsible for management and funding contributions for the benefit of Belo participants but no longer A. H. Belo participants. The split of the Belo Plan did not change the amount of the benefits any participant has accrued or is currently receiving. For additional information on this topic, see “Certain Relationships.”

The New Plans provide for the payment of a monthly retirement benefit based on credited years of service and the average of five consecutive years of highest annual covered compensation out of the ten most recent calendar years of employment referred to as “final monthly compensation.” The formula for determining an individual participant’s benefit is as follows: 1.1% times final monthly compensation times years of credited service plus .35% times final monthly compensation in excess of covered compensation times years of credited service (up to 35 years). Compensation covered under the New Plans includes regular pay plus overtime, bonuses, commissions, and any contribution made by the Company on behalf of an employee pursuant to a deferral election under any benefit plan containing a cash or deferred arrangement. Covered compensation excludes certain non-cash earnings and Company contributions to the Savings Plan. All participants are fully vested in their accrued benefit in the New Plans. Retirement benefits under the New Plans are paid to participants upon normal retirement at the age of 65 or later, or upon early retirement, which may occur as early as age 55. An early retirement reduction factor, which is applied to the participant’s normal age 65 monthly benefit, is based on the participant’s Social Security normal retirement age. The percentage reduction factor is the sum of 3.33% times the number of years of payment between ages 55 and 60 increased for each year the Social Security normal retirement age exceeds age 65, plus 6.67% times the number of years between ages 60 and 65 decreased for each year the Social Security normal retirement age exceeds age 65. For example, a participant with a Social Security normal retirement age of 67 who elects to begin receiving pension benefits at age 57 would have a reduction factor of 36.7 percent. The New Plans also provide for the payment of death benefits. Robert Decherd and Jim Moroney are currently eligible to receive benefits under the early retirement provisions of the New Plans.

The table below presents the present value of Robert Decherd’s and Jim Moroney’s benefit under the A. H. Belo Pension Plan I at age 65, based upon credited years of service, including the additional five years of credited service, and covered compensation as of December 31, 2011. For the New Plans, A. H. Belo Corp. uses a December 31 measurement date for financial reporting purposes with respect to A. H. Belo’s audited financial statements for the year ending December 31, 2011.

Pension Benefits at December 31, 2011
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)
(a)(1)	(b)	(c)	(d)(2)
Robert W. Decherd	A. H. Belo Pension Plan I	39	$1,313,781
James M. Moroney III	A. H. Belo Pension Plan I	31	$723,268

(1)	Alison Engel, Dan Blizzard and John McKeon are not participants in the New Plans, the PTS Plan or the PTS Restoration Plan.

(2)	Amounts indicated in column (d) do not include pension transition supplement payments that the Company funded into the PTS Plan, a qualified defined contribution retirement plan, and the PTS Restoration Plan, a non-qualified plan. These amounts are shown under the heading “All Other Compensation” in the Summary Compensation Table.

Pension Transition Benefits.    In connection with the spin-off on February 8, 2008, A. H. Belo adopted the PTS Plan and the PTS Restoration Plan, which are designed to provide those employees who previously participated in the Belo Plan and were affected by the Belo Plan freeze in 2007 a supplemental benefit over a five-year period to replace a portion of the pension benefit they would have earned had the Belo Plan not been frozen.

For a participant to remain eligible for a contribution, the participant must remain an A. H. Belo or Belo Corp. employee through the last day of a designated plan year. The amount of any contribution is determined by applying an actuarially-determined factor to the participant’s eligible compensation earned during a given plan year. Eligible compensation is limited to $245,000 for all participants in the PTS Plan and PTS Restoration Plan.

The Company suspended, with respect to all participants, the 2009 contributions that would have been made to the PTS Plan and PTS Restoration Plan in 2010. Effective January 1, 2010, the PTS Plan and PTS Restoration Plan benefits were reinstated for all participants and accrued benefits for 2010 were contributed in 2011. Accrued benefits for 2011 were contributed in 2012.

Robert Decherd and Jim Moroney are the only named executive officers for whom amounts have been credited under the PTS Restoration Plan. Their aggregate earnings in the year ending December 31, 2011 under the PTS Restoration Plan are as follows:

Non-Qualified Deferred Compensation for 2011
Name	Registrant Contributions in Last FYE ($)(1)	Aggregate Earnings in Last FYE ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(c)	(d)	(e)	(f)
Robert W. Decherd	$—	$(46)	$—	$1,029
James M. Moroney III	$—	$(107)	$—	$8,437

(1)	Total Company contributions to Robert Decherd’s and Jim Moroney’s PTS Restoration Plan accounts that have been reported in the Company’s prior proxy statements as “All Other Compensation” in the Summary Compensation Table are $0 and $0, respectively. Amounts under the PTS Restoration Plan are distributed upon termination of employment in a lump sum to the participant.

Change in Control Arrangements and Other Agreements Upon Termination of Employment

The following descriptions reflect the amount of compensation that would have become payable to each of the NEOs under existing arrangements if there had been a change in control or the named executive’s employment had terminated on December 31, 2011, given the named executive’s compensation and service levels at A. H. Belo as of such date and, if applicable, based on A. H. Belo’s closing stock price on that date. As used in this section, termination means the termination of a named executive officer’s employment with the Company due to death, disability or retirement at or after age 55 with at least three years of service or involuntary termination without cause. These amounts are in addition to benefits that were available without regard to the occurrence of any termination of employment or change in control, including then-exercisable stock options, and benefits available generally to salaried employees.

Except for Mr. McKeon’s employment and severance agreements, at December 31, 2011, the Company did not have individual written agreements with any of the NEOs that would provide guaranteed payments or benefits in the event of a termination of employment or a change in control. The actual amounts that would be paid upon a NEO’s termination of employment or a change in control can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon any such event, the actual amounts paid or distributed may be higher or lower than the amounts set forth in the table that follows. Factors that could affect these amounts include the timing during the year of any such event, the relevant company’s stock price and the executive’s age.

2009 Severance Plan.    The 2009 Severance Plan, an employee welfare benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (ERISA), provides severance benefits to eligible employees, including the NEOs, following involuntary terminations of employment by the Company, including, but not limited to, reduction-in-force and re-engineering actions. The severance benefit provided under the 2009 Severance Plan for participants at or above the level of vice president is an amount equal to 1.0 week of base pay multiplied by the number of years of service, subject to a minimum benefit of 16 weeks of pay, plus six months of COBRA premiums. Severance benefits are paid in a lump sum following termination of employment and upon the execution of a release. Outplacement services also may be provided. In the event of an involuntary termination of employment by the Company, all unvested option and RSU awards are forfeited immediately and all vested options remain exercisable for one year from the date of termination.

CIC Plan Change in Control Benefits.    Under A. H. Belo’s Change in Control Severance Plan (“CIC Plan”), each designated executive is eligible for certain payments upon a change in control. The circumstances that would result in a change in control under the CIC Plan include: (1) the acquisition by a person or group of 30 percent or more of the combined voting power of the Company’s voting securities (excluding voting securities held by Robert Decherd and voting securities held by any entity over which Robert Decherd has sole or shared voting power); (2) certain changes in the membership of the Company’s Board of Directors that are not approved by the incumbent directors; (3) consummation of a business combination or sale of substantially all of the Company’s assets, unless immediately following such transaction the beneficial owners of shares of A. H. Belo’s common stock and other securities eligible to vote immediately prior to the transaction beneficially own more than 60 percent of the combined voting power of the voting securities of the continuing company resulting from such transaction; or (4) approval by A. H. Belo shareholders of a plan of liquidation or dissolution. In connection with any actual termination of employment, change in control or otherwise, A. H. Belo may determine to enter into or amend other agreements or arrangements that provide additional or alternative benefits that would be payable as a result of such events, as the Compensation Committee or Board determines appropriate.

The amounts presented in the table below with respect to change in control payments are based upon the terms of the CIC Plan had there been a termination of employment in connection with a change in control on December 31, 2011.

ICP Change in Control Benefits.    Compensation and benefits of all plan participants, which include A. H. Belo’s executive officers, under the Company’s ICP may also be affected by a change in control of A. H. Belo. Generally under the ICP, a change in control event means the first of the following to occur, unless the A. H. Belo Board of Directors has adopted a resolution stipulating that such event will not constitute a change in control for purposes of the ICP:

•	specified changes in the majority composition of A. H. Belo’s Board;

•	specified mergers or sales or dispositions of all or substantially all of A. H. Belo’s assets;

•	shareholder approval of a plan of complete liquidation or dissolution of A. H. Belo; or

•	acquisition of more than 30 percent of the combined voting power of A. H. Belo common stock.

Following a change in control of A. H. Belo, ICP bonuses are paid in full at the higher of target or forecasted full-year results in the year of the change in control; stock options held by participants, including senior management, sales executives and non-employee directors, become fully-vested and are immediately exercisable; TBRSUs vest and are payable in full immediately; and PBRSUs vest at the higher of target or forecasted full-year results in the year of the change in control; and all vested units are payable in full immediately.

Pension Transition Supplement Restoration Plan.    Effective February 8, 2008, A. H. Belo adopted the PTS Restoration Plan, as a non-qualified plan, to provide the portion of PTS Plan benefit that cannot be provided under the PTS Plan because of Code limitations on the amount of qualified plan benefits. Generally under the PTS Restoration Plan, a change in control will occur on the date that there is a:

•	change in ownership in the Company, wherein any person or group acquires more than 50% of the total fair market value or total voting power of A. H. Belo stock;

•

change in effective control of the Company, wherein (a) any person or group acquires 30% or more of the total voting power of A. H. Belo stock or (b) a majority of the members of A. H. Belo’s Board are replaced during any 12-month period by persons not appointed or endorsed by a majority of A. H. Belo’s Board prior to the date of such appointment or election; or

•

change in the ownership of a substantial portion of the assets of the Company, wherein any person or group acquired A. H. Belo assets having a total gross fair market value of 40 percent or more of the total gross fair market value of all A. H. Belo assets.

Upon the occurrence of a change in control, as defined in the PTS Restoration Plan, the A. H. Belo Compensation Committee has the right, but not the obligation, to terminate the PTS Restoration Plan and distribute the entire balance of participants’ accounts to the participants.

The approximate value of the severance benefits available to each of the NEOs, if there had been a termination of employment (as defined) due to death, disability or retirement, involuntary termination without cause, or had there been a termination of employment in connection with a change in control (as defined), on December 31, 2011, under the ICP, the 2009 Severance Plan or the CIC Plan, would have been as follows, based on a closing market price of $4.75 per share for A. H. Belo’s Series A common stock for the year ended December 31, 2011:

Potential Payments on Change in Control or Upon Termination of Employment at December 31, 2011
Name and Description of Benefit	Termination/ Severance Plan	Termination/ Change in Control	Death, Disability or Retirement After Age 55 with Three Years Service
(a)	(b)	(c)	(d)
Robert W. Decherd(4)
Non-equity incentives(1)	$—	$408,000	$—
Time-based RSUs(2)	$988,299	$988,299	$988,299
CIC Plan payments(3)	$—	$1,964,638	$—
2009 Severance Plan Payment	$361,131	$—	$—

Total	$1,349,430	$3,360,937	$988,299
James M. Moroney III(4)
Non-equity incentives(1)	$—	$327,250	$—
Time-based RSUs(2)	$520,961	$520,961	$520,961
CIC Plan payments(3)	$—	$1,327,986	$—
2009 Severance Plan Payment	$305,572	$—	$—

Total	$826,533	$2,176,197	$520,961
Alison K. Engel
Non-equity incentives(1)	$—	$150,000	$—
Time-based RSUs(2)	$314,175	$314,175	$314,175
CIC Plan payments(3)	$—	$743,982	$—
2009 Severance Plan Payment	$100,010	$—	$—

Total	$414,184	$1,208,157	$314,175
Daniel J. Blizzard
Non-equity incentives(1)	$—	$100,000	$—
Time-based RSUs(2)	$180,111	$180,111	$180,111
CIC Plan payments(3)	$—	$582,679	$—
2009 Severance Plan Payment	$84,625	$—	$—

Total	$264,736	$862,790	$180,111
John C. McKeon
Non-equity incentives(1)	$—	$240,000	$—
Time-based RSUs(2)	$288,092	$288,092	$288,092
CIC Plan payments(3)	$—	$1,093,898	$—
2009 Severance Plan Payment	$130,779	$—	$—

Total	$418,871	$1,621,990	$288,092

(1)	In the event of a change in control, short-term, non-equity incentives (cash bonuses) are paid in a lump sum to each executive at the higher of target or actual financial performance based on current full-year forecasted results (taking into consideration actual financial performance to date). The amounts in column (c) reflect the target bonus for each NEO. Cash bonuses are not automatically paid for executives terminating under other circumstances. See “Compensation Discussion and Analysis — Change in Control and Severance Benefits” for a discussion of change in control events under the ICP.

(2)	Generally, all unvested TBRSUs are forfeited immediately in the event an executive is terminated with or without cause or voluntarily resigns; however, the Compensation Committee retains discretion to accelerate the vesting of these RSUs in the case of involuntary severance without cause. In the event of a change in control or an executive’s retirement after age 55 with at least three years of service, qualification for long-term disability, or death, vesting of all TBRSUs is accelerated and payment is made as soon as practicable but no earlier than allowable under Section 409A of the Code.

(3)	As of December 31, 2011, a multiple of 2.0 for the CEO and a multiple of 1.5 would have applied to each of the other NEO’s payments under the CIC Plan had a termination of employment in connection with a change in control occurred. This multiple is used to determine the total cash payment to be awarded to each executive, and is applied to the sum of the following components: (1) base salary in effect at the time of the change in control; (2) higher of the current target bonus in effect prior to the change in control or the average of the last three years’ bonus payments; (3) employer-provided contributions to the A. H. Belo Savings Plan, PTS Plan payments and PTS Restoration Plan payments for the current year; and (4) employer cost of medical and dental benefits in excess of employee premiums. In addition to this change in control amount, the employee is also eligible for outplacement services valued at no more than $25,000, plus reimbursement for any legal fees incurred to enforce the participant’s rights under the plan. For each executive, the assumptions for outplacement costs and legal fees in the table above were $25,000 and $0, respectively. To the extent the cash payment and the value related to the acceleration of vesting for outstanding equity awards exceeds three times the employee’s average taxable compensation earned during the five years preceding the year of the change in control, excise taxes will be assessed. For each of the executives listed in the table above, a gross-up payment would not be necessary.

(4)	In addition to the change in control payments available under the ICP and the CIC Plan, there are also change in control provisions in the PTS Restoration Plan. Upon the occurrence of a change in control, the Compensation Committee has the right, but not the obligation, to terminate the PTS Restoration Plan and distribute the entire balance of participants’ accounts to the participants. At December 31, 2011, the balance in Robert Decherd’s PTS Restoration account was $1,029 and the balance in Jim Moroney’s PTS Restoration account was $8,437. These amounts are not included in the table above. No other NEO had a PTS Restoration account balance at December 31, 2011.

DIRECTOR COMPENSATION

Director Compensation for 2011

Non-employee directors receive compensation for their Board and committee service. Executive officers of the Company (Robert Decherd) who also serve as A. H. Belo directors do not receive separate compensation for Board service. Based on recommendations from the Compensation Committee, the Board determines the amount of non-employee director compensation each year and designates the manner in which it is paid. The annual retainer is paid on the date of the Company’s annual meeting of shareholders for service through the date of the next annual meeting. Directors who are initially elected at a time other than at an annual meeting of shareholders receive a proportionate share of compensation relative to the service provided during an ordinary term of service. Vesting and payment dates for equity awards are adjusted to coincide with dates of awards relative to the previous award dates.

During 2011, non-employee directors on the A. H. Belo Board received an annual retainer package with a nominal value of $112,000. The annual retainer is for the 2011-2012 term of service beginning May 18, 2011, the date of the Company’s 2011 annual meeting of shareholders, through May 17, 2012, the date of the 2012 annual meeting of shareholders. One-half of the Board’s annual retainer was paid in cash and the remaining one-half was paid in the form of TBRSUs for A. H. Belo Series A common stock. The number of TBRSUs was determined based on the closing market price of A. H. Belo Series A common stock on the date of the award. Annual awards for 2011-2012 were made on May 18, 2011.

Directors’ TBRSU awards vest on the date of the annual shareholders meeting one year following the initial grant or on the next regularly scheduled shareholders meeting date for prorated awards made during a service period. Payment of vested TBRSUs is made 60% in shares of A. H. Belo Series A common stock and 40% in cash. Directors who voluntarily resign or retire from A. H. Belo Board service prior to the vesting of TBRSUs will receive a proportionate amount of the award based on actual service. Payment will be made on the payment date, which is three years following the initial award. Vesting is accelerated and payment is made immediately for TBRSUs held by a director who becomes disabled or dies.

A. H. Belo directors who served as committee chairs in 2011 received an additional $8,000 in cash. A. H. Belo reimburses directors for travel expenses incurred in attending meetings. No additional fee is paid to directors for attendance at Board and committee meetings.

Director nominees John A. Beckert and Nicole G. Small joined the Board on September 12, 2011. Each received a prorated amount of the annual retainer package for the balance of the service year. Vesting and payment dates of John’s and Nicole’s TBRSU awards were adjusted to coincide with the director awards granted in May 2011.

The following table sets forth compensation for each A. H. Belo non-employee director for service as a director during the year ended December 31, 2011:

Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)(1)	(g)(2)	(h)
John A. Beckert	$38,203	$38,203	$480	$76,886
Louis E. Caldera(3)	$66,920	$66,920	$1,423	$135,263
Dealey D. Herndon	$56,000	$56,000	$6,842	$118,842
Laurence E. Hirsch(4)	$—	$—	$5,888	$5,888
Ronald D. McCray	$64,000	$56,000	$1,928	$121,928
Tyree B. Miller	$64,000	$56,000	$6,524	$126,524
John P. Puerner	$64,000	$56,000	$6,842	$126,842
Nicole G. Small	$38,203	$38,203	$480	$76,886

(1)	The amounts indicated in column (c) for stock awards are based on the grant date fair value of awards made May 18, 2011.

(2)	The amounts in column (g) reflect dividend equivalents paid in the second quarter, third quarter, and fourth quarter of 2011 on TBRSUs for which shares have not been issued. The second, third, and fourth quarter dividend equivalents were $0.06 per TBRSU.

(3)	Mr. Caldera joined the Board on March 9, 2011 and received a prorated amount of the annual retainer package for the period of March 9, 2011 to the Company’s annual meeting on May 18, 2011. Mr. Caldera received a full year’s retainer effective with the Company’s 2011 annual meeting along with the other directors.

(4)	Mr. Hirsch retired from the A. H. Belo Board effective with the Company’s 2011 annual meeting.

Following are the TBRSU holdings of each of A. H. Belo’s non-employee directors as of December 31, 2011:

Name	May 2009 Award Payable in May 2012	June 2010 Award Payable in May 2013	May 2011 Award Payable in May 2014

John A. Beckert	—	—	7,992
Louis E. Caldera	—	1,407	7,954
Dealey D. Herndon	22,220	8,722	7,954
Laurence E. Hirsch	22,220	8,722	—
Ronald D. McCray	—	5,408	7,954
Tyree B. Miller	22,220	8,722	7,954
John P. Puerner	22,220	8,722	7,954
Nicole G. Small	—	—	7,992

Prior to 2010, A. H. Belo directors received a portion of annual compensation in the form of stock options for the purchase of Series B common stock. The option exercise price is equal to the closing market price of Series A common stock on the date of grant. Options generally vested one year from the date of grant and expire 10 years from the date of grant. Vested options remain exercisable for the original term of the award for all former directors. Following are the stock option holdings of each of A. H. Belo’s non-employee directors as of December 31, 2011:

Name	Outstanding Stock Options	Exercisable Stock Options

John A. Beckert	—	—
Louis E. Caldera	8,480	8,480
Dealey D. Herndon	50,306	50,306
Laurence E. Hirsch	61,245	61,245
Ronald D. McCray	—	—
Tyree B. Miller	—	—
John P. Puerner	41,826	41,826
Nicole G. Small	—	—

CERTAIN RELATIONSHIPS

A. H. Belo has a written Code of Business Conduct and Ethics. One policy in the Code provides that all directors, officers, and employees avoid business and personal situations that may give rise to a conflict of interest. A “conflict of interest” under the Code occurs when an individual’s private interest interferes or appears to interfere with A. H. Belo’s interest. The Code provides that the Audit Committee (or its designee) is generally responsible for enforcement of the Code relating to members of the Board of Directors; and the Company’s Management Committee (or its designee) is generally responsible for enforcement of the Code relating to officers and employees.

The Board has adopted a written related person transaction policy and procedures pursuant to which significant transactions involving the Company and related persons, as defined in Item 404(a) and accompanying instructions of SEC Regulation S-K, are subject to review by the Audit Committee. Transactions subject to the policy are any transaction within the scope of Item 404(a) and accompanying instructions of the Regulation S-K, which are transactions exceeding $120,000 in which executive officers, directors or greater than 5% shareholders, or members of their immediate families, have a direct or indirect material interest. In determining whether to approve or ratify a related person transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Robert Decherd is chairman of the Board, president and Chief Executive Officer of A. H. Belo, and the non-executive chairman of the Board of Belo Corp. Jim Moroney, executive vice president of A. H. Belo and publisher and Chief Executive Officer of The Dallas Morning News, is an executive officer of A. H. Belo and a director of Belo Corp. Dealey Herndon is a director of both Belo Corp. and A. H. Belo.

In connection with the 2008 spin-off, A. H. Belo and Belo entered into a separation and distribution agreement, a services agreement, a tax matters agreement and an employee matters agreement, effective as of the spin-off date. Under the services agreement, A. H. Belo and Belo (or their respective subsidiaries) provide each other with various services and/or support. Payments made or other consideration provided in connection with all continuing transactions between A. H. Belo and Belo are on an arms-length basis. The cash flows between A. H. Belo and Belo are not significant to the ongoing operations of A. H. Belo.

In October 2010, A. H. Belo and Belo Corp. entered into a Pension Plan Transfer Agreement (the “Transfer Agreement”), to split the Belo Plan into separately sponsored plans effective January 1, 2011. On January 3, 2011, the initial transfer of assets ($215,235,000 representing approximately 91% of the estimated total amount of assets to be transferred) was made to the newly-established A. H. Belo-sponsored pension plans with the final, total amount determined and the remainder funded by the end of second quarter 2011. The Belo Plan’s actuary determined the final, total amount of assets to be transferred in accordance with Section 4044 of the Employee Retirement Income Security Act of 1974, as amended (ERISA) on the basis of assumptions used for such purpose by the Pension Benefit Guaranty Corporation, was $238,327,000 and in the second quarter of 2011, $23,092,000 (the difference between the final determination and the amount of the initial transfer) was funded. The split of the Belo Plan does not change the amount of the benefits any participant has accrued or is currently receiving. For plan years starting on and after January 1, 2011, A. H. Belo and Belo Corp. are each solely responsible for making contributions to their respective plans.

The Dallas Morning News, owned by A. H. Belo, and Belo Corp.’s Dallas/Fort Worth television station, WFAA-TV, entered into agreements whereby each agrees to provide media content, cross-promotion and other services to the other on a mutually agreed-upon basis. To date, the services and content provided each company has been cash neutral to both companies.

As a result of the 2008 spin-off and an assessment of their respective downtown Dallas real estate needs, A. H. Belo and Belo Corp. agreed to co-own, through a limited liability company (the “LLC”) in which each entity held a fifty percent interest, The Belo Building, and specified other downtown Dallas real estate. Effective December 31, 2011, the Company and Belo Corp. divided the assets of the LLC. As a result of the division, which was based on independent third-party appraisals, the Company now owns three commercial parking lots, each occupying all or part of a full city block, and a public-private plaza covering another city block. The

Company anticipates its annual net cash outlay for these properties will be approximately $700,000 less than its net cash outlay to Belo Investment in 2011. The Company also recorded a liability of $800,000 for deferred capital improvements to a property retained by Belo Corp. In addition, the Company and Belo Corp. co-own certain investments in third-party businesses unrelated to the LLC. A. H. Belo’s aggregate investment in these third party businesses was approximately $3,462,000.

The Company is not aware of any other related person transactions that would require disclosure.

ANNUAL REPORT AND ADDITIONAL MATERIALS

Our 2011 annual report to shareholders is being distributed with this proxy statement. Copies of our Annual Report on Form 10-K for the year ended December 31, 2011 may be obtained without charge upon written or oral request to A. H. Belo Corporation, Attention: Secretary, P. O. Box 224866, Dallas, Texas 75222-4866, (214) 977-8200. Our Annual Report on Form 10-K is also available free of charge on www.ahbelo.com, along with our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to all these reports as soon as reasonably practicable after the reports are electronically filed with or furnished to the SEC.

Householding Information

If you and others who share your mailing address own A. H. Belo common stock in street name, meaning through bank or brokerage accounts, you may have received a notice that your household will receive only one Notice or only one set of proxy materials from each company whose stock is held in such accounts. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and mailing costs. If you hold shares through a bank or brokerage firm and would like to receive a separate copy of this proxy statement and the 2011 annual report, please contact the Investor Relations Department of A. H. Belo Corporation (P. O. Box 224866, Dallas, Texas 75222-4866, (214) 977-8200), and we will promptly send additional copies on request. In addition, if you wish in the future to receive your own set of proxy materials or if your household is currently receiving multiple copies of the proxy materials and you would like in the future to receive only a single set of proxy materials at your address, please notify the brokerage firm, bank, broker-dealer or other similar organization where your shares are held.

How to Receive Future Proxy Statements and Annual Reports Online

You can elect to receive future A. H. Belo proxy statements and annual reports over the Internet, instead of receiving paper copies in the mail. Registered shareholders may elect electronic delivery of future proxy materials and other shareholder communications simply by updating their shareholder account information through Investor Service-Direct, which may be accessed via the Internet at www.bnymellon.com/shareowner/equityaccess.

If you hold your shares in broker or nominee name and are not given an opportunity to consent to electronic delivery when you vote your shares online, you may contact the holder of record through which you hold your shares and ask about the availability of Internet delivery.

If you do consent to Internet delivery, a notation will be made in your account. When future proxy statements and annual reports become available, you will receive an e-mail notice instructing you on how to access them over the Internet.

SHAREHOLDER PROPOSALS FOR 2013 MEETING

In order to propose business for consideration or nominate persons for election to the A. H. Belo Board, a shareholder must comply with the advance notice provisions of our bylaws and all applicable SEC requirements. The bylaws provide that any such proposals or nominations must be submitted to and received by us between February 16, 2013 and March 18, 2013 in order to be considered at the 2013 annual meeting, and must satisfy the other requirements in our bylaws regarding such proposals or nominations. If the shareholder does not also comply with the requirements of SEC Rule 14a-4, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal or nomination made by a shareholder. A shareholder who is interested in submitting a proposal for inclusion in our proxy materials for the 2013 annual meeting may do so by submitting the proposal to the attention of A. H. Belo’s Secretary by no later than December 5, 2012 and following the procedures described in the Company’s bylaws and SEC Rules 14a-8 and 14a-18.

Copies of the bylaws and SEC Rules 14a-4, 14a-8 and 14a-18 may be obtained by contacting A. H. Belo’s Secretary at P. O. Box 224866, Dallas, Texas 75222-4866, or by telephone at (214) 977-8200, and submissions pursuant to these provisions should be addressed to A. H. Belo’s Secretary at this same address.

GENERAL

At the date of this proxy statement, we do not know of any matters to be presented for action at the annual meeting other than those described in this proxy statement. If any other matters should come before the annual meeting, the persons named in the accompanying form of proxy will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.

By Order of the Board of Directors

DANIEL J. BLIZZARD

Secretary

Dated: April 4, 2012

APPENDIX A

MAJORITY VOTING IN THE ELECTION OF DIRECTORS

Excerpted from A. H. Belo Corporation

Corporate Governance Guidelines

The complete current version of the Corporate Governance Guidelines as approved and adopted by the

Board of Directors is posted on A. H. Belo’s Web site at www.ahbelo.com.

A copy of the Corporate Governance Guidelines may be obtained without charge upon written or oral request to

A. H. Belo Corporation, Attention: Secretary,

P. O. Box 224866, Dallas, Texas 75222-4866, (214) 977-8200.

Board Composition & Qualifications

Majority Voting in the Election of Directors; Director Resignation Policy

If a nominee for director who is an incumbent director does not receive the vote of at least a majority of the votes cast in an uncontested election at any meeting for the election of directors at which a quorum is present, the director will promptly tender his or her resignation to the Board. For purposes of this Corporate Governance Guideline, a majority of votes cast means that the number of votes cast “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Votes cast include votes to withhold authority in each case and exclude abstentions with respect to that director’s election.

The Nominating and Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Nominating and Corporate Governance Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Corporate Governance Committee or the decision of the Board with respect to his or her resignation.

A-1

APPENDIX B

INDEPENDENCE STANDARDS

Excerpted from A. H. Belo Corporation

Corporate Governance Guidelines

The complete current version of the Corporate Governance Guidelines as approved and adopted by the

Board of Directors is posted on A. H. Belo’s Web site at www.ahbelo.com.

A copy of the Corporate Governance Guidelines may be obtained without charge upon written or oral request to

A. H. Belo Corporation, Attention: Secretary,

P. O. Box 224866, Dallas, Texas 75222-4866, (214) 977-8200.

Board Composition & Qualifications

Independence

A majority of the directors comprising the Board shall be independent directors. An “independent” director is a director who meets the New York Stock Exchange (“NYSE”) standards of independence, as determined by the Board. The Board has adopted the standards set forth on Attachment A to these Guidelines to assist it in making determinations of a director’s independence.

Board Committees:

Number, Structure and Independence of Committees

The Board has three standing committees:    Audit, Compensation, and Nominating and Corporate Governance. All members of the Audit, Compensation, and Nominating and Corporate Governance Committees shall be directors who meet the NYSE standards of “independence” as determined by the Board. Directors who serve on the Audit Committee must meet additional independence criteria described in Attachment A to these Guidelines and be financially literate as determined by the Board.

Attachment A: Independence Standards

A director shall be independent if the director meets each of the following standards and otherwise has no material relationship with A. H. Belo, either directly, or as a partner, stockholder, or officer of an organization that has a relationship with A. H. Belo. For purposes of these standards, “A. H. Belo” means A. H. Belo Corporation and its consolidated subsidiaries, collectively.

1.	the director is not, and in the past three years has not been, an employee of A. H. Belo;

2.	an immediate family member of the director is not, and in the past three years has not been, employed as an executive officer of A. H. Belo;

3.	(a) neither the director nor a member of the director’s immediate family is a current partner of A. H. Belo’s outside auditing firm; (b) the director is not a current employee of A. H. Belo’s outside auditing firm; (c) no member of the director’s immediate family is a current employee of A. H. Belo’s outside auditing firm and personally works on A. H. Belo’s audit; and (d) neither the director nor a member of the director’s immediate family was within the past three years (but is no longer) a partner or employee of A. H. Belo’s outside auditing firm and personally worked on A. H. Belo’s audit within that time;

4.	neither the director nor a member of the director’s immediate family is, or in the past three years has been, part of an interlocking directorate in which a current executive officer of A. H. Belo served on the compensation committee of another company at the same time the director or the director’s immediate family member served as an executive officer of that company;

5.	neither the director nor a member of the director’s immediate family has received during any 12-month period in the past three years, any direct compensation from A. H. Belo in excess of $120,000, other than compensation for Board service, compensation received by the director’s immediate family member for service as a non-executive employee of A. H. Belo, and pension or other forms of deferred compensation for prior service;

B-1

6.	the director is not a current executive officer or employee, and no member of the director’s immediate family is a current executive officer, of another company that makes payments to or receives payments from A. H. Belo, or during any of the last three fiscal years has made payments to or received payments from A. H. Belo, for property or services in an amount that, in any single fiscal year, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues;

7.	the director is not an executive officer of a non-profit organization to which A. H. Belo makes or in the past three fiscal years has made, contributions that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues;

8.	the director is not, and during the last fiscal year has not been, a partner in, or a controlling shareholder or executive officer of, a business corporation, non-profit organization, or other entity to which A. H. Belo was indebted at the end of A. H. Belo’s last full fiscal year in an aggregate amount in excess of 2% of A. H. Belo’s total consolidated assets at the end of such fiscal year;

9.	the director is not, and during the last fiscal year has not been, a member of, or of counsel to, a law firm that A. H. Belo has retained during the last fiscal year or proposes to retain during the current fiscal year; or

10.	the director is not, and during the last fiscal year has not been, a partner or executive officer of any investment banking firm that has performed services for A. H. Belo, other than as a participating underwriter in a syndicate, during the last fiscal year or that A. H. Belo proposes to have perform services during the current fiscal year.

The Board may determine that a director or nominee is “independent” even if the director or nominee does not meet each of the standards set forth in paragraphs (7) through (10) above as long as the Board determines that such person is independent of management and free from any relationship that in the judgment of the Board would interfere with such person’s independent judgment as a member of the Board and the basis for such determination is disclosed in A. H. Belo’s annual proxy statement.

In addition, a director is not considered independent for purposes of serving on the Audit Committee, and may not serve on that committee, if the director: (1) receives, either directly or indirectly, any consulting, advisory or other compensatory fee from A. H. Belo Corporation or any of its subsidiaries other than: (a) fees for service as a director, and (b) fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with A. H. Belo; or (2) is “an affiliated person” of A. H. Belo Corporation or any of its subsidiaries; each as determined in accordance with Securities and Exchange Commission regulations.

For purposes of this Attachment A, an “immediate family member” means a person’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

B-2

AH BELO-PS-12

NOTICE TO PARTICIPANTS

IN THE

A. H. BELO SAVINGS PLAN AND

THE SEPARATE BELO SAVINGS PLAN

MAINTAINED BY BELO CORP.

(the “Savings Plans”)

You should have received by separate correspondence a Notice of Internet Availability of Proxy Materials (the “Notice”) informing you of your ability to access the A. H. Belo Corporation (“A. H. Belo” or the “Company”) proxy materials on the Web site referred to in the Notice or to request to receive a printed set of the proxy materials. The proxy materials relate to the 2012 Annual Meeting of Shareholders of A. H. Belo that will be held in the TXCN Building at 570 Young Street, Dallas, Texas, on May 17, 2012, at 1:30 p.m. (local time). The A. H. Belo Board of Directors has fixed the close of business on March 22, 2012 as the record date (the “Record Date”) for the determination of shareholders entitled to receive notice of and to vote at the 2012 Annual Meeting of Shareholders or any adjournment(s) thereof. The annual meeting will be held for the purpose of electing directors, ratifying the appointment of KPMG LLP as the Company’s independent registered public accounting firm, and considering any other matters that properly may come before the meeting or any postponement or adjournment of the meeting.

Directions to the Trustee

Only Fidelity Management Trust Company, as the trustee of each of the Savings Plans (“Fidelity”), can vote the shares of A. H. Belo stock held by each of the Savings Plans. However, under the terms of your plan, you are entitled to instruct Fidelity how to vote the shares of A. H. Belo stock that were allocated to your plan account at the close of business on the Record Date. Voting instructions with respect to shares held in the Savings Plans must be received by 11:59 p.m. Eastern Time on May 15, 2012, and may not be provided at the meeting.

The Notice you received includes instructions on how to access the proxy materials and how to provide your voting instructions to Fidelity via the Internet. It also provides information on how to request a printed set of the proxy materials, including a voting instruction card. Your participation is important and your vote is confidential. Please take the time to vote your plan shares via the Internet using the instructions included in the Notice, by using the toll-free telephone number provided in the proxy materials, or, if you opt to receive paper copies, by completing the voting instruction card and returning it in the envelope provided.

With respect to each of the Savings Plans, Fidelity will vote all A. H. Belo shares held by that plan in accordance with the voting instructions that are received via mail, telephone, or Internet on or before May 15, 2012 from participants in that plan, unless Fidelity determines such instructions are contrary to the requirements of the Employee Retirement Income Security Act of 1974, as amended (ERISA). If you sign, date, and return a paper voting instruction card but do not check any boxes on the card, then Fidelity will vote your plan shares FOR all nominees standing for election as directors and FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm. In addition, at its discretion, Fidelity is authorized to vote on any other matter that properly may come before the meeting or any adjournment or postponement of the meeting.

Confidentiality and Instructions

Your voting instructions to Fidelity are strictly confidential and will not be revealed, directly or indirectly, to any director, officer, or other employee of A. H. Belo or to anyone else, except as otherwise required by law. Therefore, you should feel completely free to instruct Fidelity to vote your plan shares in the manner you think best.

Voting Deadline

Because of the time required to tabulate voting instructions from participants before the annual meeting, Fidelity must establish a cut-off date for receipt of voting instructions. The cut-off date is May 15, 2012. Fidelity cannot ensure that voting instructions received after the cut-off date will be tabulated. Therefore, it is important that you act promptly to vote your plan shares on or before May 15, 2012. If Fidelity does not receive timely instructions from you with respect to your plan shares, Fidelity will vote your shares in the same proportion as the shares for which voting instructions have been received from other participants in your Savings Plan.

Further Information

If you are a direct shareholder of A. H. Belo, please note that you must vote your directly-owned shares and your plan shares separately. You may not use the card or the voter identification information with respect to your directly-owned shares to vote your plan shares. Your direct vote of non-plan shares is not confidential.

If you have questions regarding the information provided to you, you may contact the plan administrator at (800) 835-5098 between 8:00 a.m. and 5:00 p.m., Central Time, Monday through Friday.

Your ability to instruct Fidelity how to vote your plan shares is an important part of your rights as a participant. Please consider the proxy materials carefully and provide your voting instructions to us promptly.

April 4, 2012

FIDELITY MANAGEMENT TRUST COMPANY

as Trustee of the A. H. BELO SAVINGS PLAN and

as Trustee of the BELO SAVINGS PLAN

AH BELO-LTR-12

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 p.m. Eastern Time the day prior to the annual meeting day.

Voting instructions with respect to A. H. Belo Corporation shares held in the A. H. Belo Savings Plan and the separate Belo Savings Plan maintained by Belo Corp. (together, the “Savings Plans”) must be received by 11:59 p.m. Eastern Time on May 15, 2012, and may not be provided at the meeting.

INTERNET http://www.proxyvoting.com/ahc Use the Internet to vote. Have your proxy/voting instruction card in hand when you access the web site.
A. H. BELO CORPORATION	OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote. Have your proxy/voting instruction card in hand when you call.

If you vote by Internet or by telephone, you do NOT need to mail back your proxy/voting instruction card.

To vote by mail, mark, sign and date your proxy/voting instruction card and return it in the enclosed postagepaid envelope.

Your Internet or telephone vote authorizes the named proxies or the Trustee of the Savings Plans, as applicable, to vote your shares in the same manner as if you marked, signed and returned your proxy/voting instruction card.

19570	Fulfillment 19628
▼ FOLD AND DETACH HERE ▼

Please mark your votes as indicated in this example	☒

	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS		FOR	AGAINST	ABSTAIN
1. Election of the following nominees Nominees: 01 John A. Beckert 02 Dealey D. Herndon 03 Ronald D. McCray 04 Nicole G. Small	☐	☐	☐	2. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm	☐	☐	☐
3. At the discretion of such proxy holders or the Trustee of the Savings Plans, as applicable, on any other matter that properly may come before the meeting or any adjournment or postponement thereof.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

This proxy/voting instruction card will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws.

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

You can now access your A. H. Belo account online.

Access your A. H. Belo account online via Investor ServiceDirect® (ISD).

The transfer agent for A. H. Belo now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect ®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2011 Annual Report to Shareholders are available at: http://www.proxyvoting.com/ahc

▼ FOLD AND DETACH HERE ▼

PROXY/VOTING INSTRUCTION CARD

Annual Meeting of Shareholders — To be held May 17, 2012

THE BOARD OF DIRECTORS OF A. H. BELO CORPORATION SOLICITS THIS PROXY.

Appointment of Proxies: The undersigned hereby appoints Robert W. Decherd, Alison K. Engel, and Daniel J. Blizzard, or any one or more of them as proxies, each with the power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote as designated below all the shares of the common stock of A. H. Belo Corporation held of record by the undersigned on March 22, 2012, at the 2012 Annual Meeting of Shareholders, and any adjournment or postponement thereof.

Voting Instructions by Participants in the Savings Plans: This proxy/voting instruction card, when properly completed and returned by you, constitutes voting instructions to Fidelity Management Trust Company (“Fidelity”), as the trustee of each of the Savings Plans, to vote the shares of A. H. Belo Corporation (“A. H. Belo”) common stock allocated to your plan account as of March 22, 2012 at the 2012 Annual Meeting of Shareholders, and any adjournment or postponement thereof, and also constitutes voting instructions to Fidelity for a proportionate number of shares of A. H. Belo common stock in the Savings Plans for which voting instructions have not been received. Your instructions to Fidelity will be held in confidence and will be made available only to the inspectors of the election at the Annual Meeting, none of whom is an employee of A. H. Belo. Please use the other side of this form in giving your instructions.

THIS PROXY/VOTING INSTRUCTION CARD, WHEN PROPERLY COMPLETED AND RETURNED BY YOU, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY YOU. YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOXES. IF YOU SIGN, DATE AND RETURN A PROXY/VOTING INSTRUCTION CARD BUT DO NOT CHECK ANY BOXES ON THE CARD, THEN THIS PROXY/VOTING INSTRUCTION CARD WILL BE VOTED “FOR” ALL NOMINEES STANDING FOR ELECTION AS DIRECTORS AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND IN THE PROXYHOLDERS’ OR THE TRUSTEE’S, AS APPLICABLE, DISCRETION ON ANY OTHER MATTER PRESENTED AT THE MEETING.

Address Change/Comments (Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	19570	Fulfillment 19628